Exhibit 10.65

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of March 12, 2008

by and among

AOL LLC,

BUCKINGHAM ACQUISITION CORP.,

BEBO, INC.

and

solely with respect to Sections 3.1, 3.2, 3.3, 3.4, 7.3, 7.5, 7.11,

9.4, Article X and Article XI of this Agreement

MICHAEL BIRCH,

as Stockholder Representative

i

(continued)

(continued)

(continued)

Schedules

Schedule 1.1	Knowledge of the Company
Schedule 4.1	Organization and Standing
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents of Governmental Authorities
Schedule 4.4(a)	Company Stockholders
Schedule 4.4(b)	Capitalization
Schedule 4.5	Subsidiaries
Schedule 4.7	Financial Statements
Schedule 4.8(a)	No Undisclosed Liabilities
Schedule 4.8(b)	Indebtedness
Schedule 4.8(c)	Letters of Credit
Schedule 4.9(b)	Absence of Certain Changes
Schedule 4.10	Taxes
Schedule 4.11	Real Property
Schedule 4.12(b)	Personal Property Leases
Schedule 4.12(c)	Company Affiliates
Schedule 4.13(a)	Registered Intellectual Property
Schedule 4.13(c)	Intellectual Property Claims Against the Company
Schedule 4.13(d)	Intellectual Property Claims by the Company
Schedule 4.13(e)	Intellectual Property Policies
Schedule 4.13(f)	Intellectual Property Protection
Schedule 4.13(g)	Data Protection
Schedule 4.13(h)	Advertising Practices
Schedule 4.13(i)	Company Software
Schedule 4.13(j)	Intellectual Property Assignments
Schedule 4.13(l)	Exclusive Possession and Control
Schedule 4.14(a)	Material Contracts
Schedule 4.15(a)	Employee Benefit Plans
Schedule 4.15(c)	Benefit Compliance
Schedule 4.15(d)	Absence of Certain Conditions in Benefit Plans
Schedule 4.15(e)	Multiple Employer Welfare Arrangement
Schedule 4.15(f)	Employee Benefit Plans Resulting in Severance Pay
Schedule 4.15(h)	Foreign Benefit Plans
Schedule 4.15(i)	EMI Options
Schedule 4.16(h)	Employment Offers
Schedule 4.17	Litigation
Schedule 4.18	Compliance with Laws; Permits
Schedule 4.19	Environmental Matters
Schedule 4.20	Insurance
Schedule 4.21	Related Party Transactions
Schedule 4.22	Bank Accounts
Schedule 4.23	Company Metrics
Schedule 4.24	Financial Advisors
Schedule 6.2	Restrictions on the Conduct of the Business Pending Closing

Schedule 7.12	Interested Party Transactions
Schedule 8.1(b)	Governmental Approvals
Schedule 8.3(e)(i)	Senior Management Employees
Schedule 8.3(h)	Founders

Exhibits

Exhibit A	–	Form of Written Consent
Exhibit B	–	Form of Consent Agreement
Exhibit C	–	Form of Certificate of Merger
Exhibit D	–	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit E	–	Form of Bylaws of the Surviving Corporation
Exhibit F	–	Merger Consideration Certificate
Exhibit G	–	Form of Paying Agent Agreement
Exhibit H	–	Form of Stock Letter of Transmittal
Exhibit I	–	Form of Escrow Agreement
Exhibit J	–	Form of Founder Non-Competition and Non-Solicitation Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 12, 2008, by and among AOL LLC, a Delaware limited liability company (“Parent”), BUCKINGHAM ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), BEBO, INC., a Delaware corporation (the “Company”), and, solely with respect to Sections 3.1, 3.2, 3.3, 3.4, 7.3, 7.5, 7.11, 9.4, Article X and Article XI of this Agreement, MICHAEL BIRCH (“Stockholder Representative”).

RECITALS

WHEREAS, the boards of directors or managers, as applicable, of each of Parent, the Company and Merger Sub believe it is advisable, fair to and in the best interests of their respective companies and their securityholders that the Company and Merger Sub combine into a single corporation through the merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby, and the board of directors of the Company has determined to recommend that its stockholders adopt this Agreement and approve the Merger;

WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, concurrently with the execution of this Agreement, certain stockholders of the Company have executed and delivered (i) an Action by Written Consent, in the form attached hereto as Exhibit A (the “Written Consent”), approving the Merger and adopting this Agreement and (ii) a consent agreement, in the form attached hereto as Exhibit B (the “Consent Agreement”);

WHEREAS, pursuant to the Merger, the Company Capital Stock shall be converted into the right to receive, on the terms and subject to the conditions set forth herein (including the funding of the Escrow Fund), certain cash consideration in the amounts described herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1      Certain Definitions.  The following terms shall have the following meanings:

“Adjusted Merger Consideration” means the Merger Consideration, plus the aggregate exercise price as of immediately prior to the Effective Time of all Vested Stock Options (calculated before giving effect to Sections 3.1(f) and 7.4(g)).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other Foreign Antitrust Laws and all other Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash, cash equivalents and marketable securities as of the Closing (before giving effect to Section 3.1(f)). Notwithstanding anything to the contrary, Cash on Hand (i) shall be calculated net of issued but uncleared checks and drafts, (ii) shall include checks and drafts deposited for the account of the Company and its Subsidiaries, and (iii) may be a negative amount.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Capital Stock” means shares of Company Common Stock and Company Preferred Stock.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement.

“Company Intellectual Property” means all Intellectual Property owned, licensed, held for use or used by the Company or any Subsidiary, excluding any Intellectual Property in any User Content.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in combination, is materially adverse to the business, operations, rights, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either individually or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to, related to or arising from (i) the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees (other than with respect to Section 4.3); (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the global economy as a whole or the capital markets in general; (iii) any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in accounting requirements or principles or any change in applicable Law; (v) any failure, in and of itself, by the Company to meet any projections, forecasts or estimates (it being understood that the facts underlying such failure may constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (vi) any Legal Proceeding (or the applicable claim(s) thereof), demand, cease-and-desist letter or invitation or request to take a license regarding any alleged Copyright infringement by the Company or any Subsidiary in connection with any User Content (but only (A) to the extent the matters set forth in clauses (i) through (v) occur after the date hereof and (B) in the case of the foregoing clauses (ii) and (iii), to the extent that such changes, effects, events, occurrences, states of facts or developments do not have a disproportionate impact on the Company and its Subsidiaries relative to the other participants in the industry in which they operate).

“Company Preferred Stock” means shares of Series A-1 and Series A-2 preferred stock of the Company, par value $0.001 per share, and shares of any additional series of preferred stock of the Company issued after the date hereof in compliance with the terms of this Agreement.

“Company Software” means all Software owned by or developed by or for the Company or any Subsidiary, including the Software set forth on Schedule 4.13(i).

“Company Stock Options” means options to purchase shares of Company Common Stock, including those granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s 2006 Stock Plan, including the UK Sub Plan.

“Company Transaction Expenses” means all costs, fees and expenses incurred or otherwise payable by the Company prior to the Effective Time (whether or not invoiced) in connection with this Agreement and the transactions contemplated hereby, including 50% of any Transfer Taxes and the fees and expenses of advisors, investment bankers, lawyers and accountants (including 50% of the fees for the Neutral Firm, but excluding the costs of the Tail Policy) arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby.

“Content” means any artwork, photograph, still or motion image, video footage, illustration, picture, drawing, graphic, animation, computer rendering, negative or other image or visual representation of any type, text, data, sound, music, music or sound recording, music or sound performance, software, any other textual, visual or aural content, or any other information, materials or content capable of being posted or uploaded to or made available on or through the Internet or any website, or any reproduction of any of the foregoing.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Environmental Law” means any Law in a jurisdiction in which the Company operates relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which regulate the manufacture, handling, transport, use, treatment, storage or disposal of harmful or deleterious materials or materials containing harmful or deleterious materials.

“Facilities” means all office and other space, buildings and improvements on any real property currently leased or occupied by the Company or any Subsidiary.

“Foreign Antitrust Laws” means any applicable Laws of a Governmental Authority outside the United States that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the European Council Merger Control Regulation (the “EC Merger Regulation”) and the Australian Trade Practices Act of 1974.

“Fully-Diluted Amount” means (i) the aggregate number of shares of Company Common Stock subject to the Company Stock Options as of immediately prior to the Effective Time (which number, for the avoidance of doubt, shall include the aggregate number of shares of Company Common Stock subject to the UK Options prior to the exercise thereof pursuant to Section 3.1(f)), plus (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, but prior to giving effect to the conversion of the Company Preferred Stock into Company Common Stock pursuant to Section 3.1(c) (which number, for the avoidance of doubt, shall exclude the aggregate number of shares of Company Common Stock subject to the UK Options prior to the exercise thereof pursuant to Section 3.1(f)), plus (iii) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock pursuant to Section 3.1(c).

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), and shall include bodies of the European Union and the Government of Australia.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person issued or assumed as the deferred purchase price of assets or property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business), (iii) all obligations under capital leases, (iv) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or directly liable, as obligor, guarantor or surety, and (vi) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing. For the avoidance of doubt, Indebtedness shall not include (A) any undrawn letters of credit and (B) any intercompany accounts, payables or loans of any kind or nature.

“Indebtedness Amount” means the Indebtedness of the Company and its Subsidiaries as of the Closing.

“Information Technology Systems” means all communications systems and computer systems (including all hardware, Software embedded in such hardware, and the Websites) that are both (i) owned, leased or licensed by the Company or any Subsidiary and (ii) used by the Company and its Subsidiaries.

“Intellectual Property” means all intellectual property rights, industrial property rights and similar proprietary rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (i) patents, patent disclosures, utility models and patent applications, including continuations, divisionals, continuations-in-part, and provisionals and patents issuing thereon, and reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, slogans, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names and URLs (collectively, “Domain Names”); (iv) copyrights and works of authorship (including copyrights in Software, website content and advertising and promotional material), translations, adaptations and derivatives thereof, moral rights, and registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (v) proprietary and confidential information, discoveries, concepts, ideas, research and development, know-how, trade secrets, formulae, inventions, compositions, processes, technology, techniques, technical data, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals, other than information that has been made public by the Company or one of its Subsidiaries (collectively, “Trade Secrets”); and (vi) database rights.

“Intellectual Property Licenses” means (i) any grant by the Company or any Subsidiary to another Person of any right, permission, consent or non-assertion relating to or under any Intellectual Property and (ii) any grant by another Person to the Company or any Subsidiary of any right, permission, consent or non-assertion relating to or under any Intellectual Property owned by any Person other than the Company or a Subsidiary.

“IRS” means the U.S. Internal Revenue Service.

“ISO” means a Company Stock Option that is intended to qualify, immediately prior to the Closing, as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Knowledge of the Company” means (i) the actual knowledge of each of the individuals identified on Schedule 1.1, and (ii) the knowledge that any such person referenced in clause (i) above would reasonably be expected to have obtained in the performance of his or her duties.

“Law” means any foreign, European Union, federal, state or local law (including common law), statute, code, ordinance, directive, rule, regulation or other requirement.

“Legal Proceeding” means any claim, suit, action, arbitration, cause of action, complaint, criminal prosecution, investigation or proceeding, whether at law or at equity, before or by any Governmental Authority, any arbitrator or other tribunal.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction or other encumbrance.

“Losses” means any payments, losses, damages, actions or causes of action, liabilities, settlements, judgments and out-of-pocket costs or expenses (including interest, penalties, reasonable attorneys’ fees and expenses and costs of Legal Proceedings).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business, consistent with past practice.

“Payroll Taxes” means social security, Medicare, unemployment and other payroll, employment or similar or related Taxes and employer national insurance contributions or similar obligations payable, in each case, by the Company or any of its Subsidiaries as a result of the vesting, exercise or cancellation for consideration of the Company Stock Options and Restricted Stock (unless such amounts are payable as a result of events that give rise to a breach of Section 4.15(i) (subject to Schedule 4.15(i))).

“Per Share Consideration” means (i) the Adjusted Merger Consideration, divided by (ii) the Fully-Diluted Amount.

“Permitted Liens” means (i) any restrictions on transfer arising under applicable securities Laws, (ii) Liens for current Taxes or other governmental charges not yet due and payable or Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, and for which an appropriate reserve has been established, (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered, (iv) zoning, entitlement, building and other land use regulations of any Governmental Authority which are not violated by the current use and operation of the Company Property, (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Property which do not materially impair the occupancy or use of the Company Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and the Subsidiaries’ businesses, (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (viii) Liens of lessors of real property arising under lease agreements, and (ix) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of, or materially interfere with, the present use of any Company Property subject thereto or affected thereby.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Restricted Stock Agreements” means those certain stock restriction and vesting agreements dated as of May 16, 2006 between the Company and the counterparties thereto.

“Schedule” means a schedule set forth or contained in the Company Disclosure Schedule.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies, duties, rates or other assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, and other like assessments and charges; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of items described in clause (i) and/or clause (ii) payable by reason of Contract, assumption, transferee liability, operation of law or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration or collection of any Tax.

“Transaction Documents” means this Agreement and the Escrow Agreement (as defined below).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“UK Pension Scheme” means the group personal pension arrangement operated by Friends Provident to which contributions are paid by the UK Subsidiary of the Company in respect of those Company Employees in the UK who agree to join.

“User Content” means any Content posted, uploaded, provided or made available on or through any of the Websites by any users (other than the Company or any Subsidiary or any content, media or development partner of the Company or any Subsidiary) of any of the Websites.

“Websites” means the websites owned or operated by the Company or any Subsidiary, including those websites listed on Schedule 4.13(a).

1.2      Cross Reference Table.  The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined:

Term	Definition
‘159 Patent Application	Section 6.6(c)
280G Approval	Section 6.5
Aggregate Deferred Compensation Payment	Section 7.4(g)(ii)(A)
Agreement	Preamble
Birthday Alarm	Section 6.6(a)
Birthday Alarm Field of Use	Section 6.6(a)

Birthday Alarm License Agreement	Section 6.6(a)
Certificate of Merger	Section 2.3
Certificates	Section 3.3(b)
Closing	Section 2.2
Closing Balance Sheet	Section 7.13
Closing Date	Section 2.2
Closing Option Payment	Section 7.4(g)(ii)(B)
Company	Preamble
Company Benefit Plan	Section 4.15(a)
Company Common Stock	Section 3.1(e)
Company Employee	Section 4.15(a)
Company Pension Plan	Section 4.15(b)
Company Property	Section 4.11
Company Property Leases	Section 4.11
Company Requisite Vote	Section 4.2(b)
Consent Agreement	Recital
Continuing Employees	Section 7.4(b)
De Minimis Amount	Section 10.2(c)(i)(A)
Deductible	Section 10.2(c)(i)(B)
Deferred Compensation Payment	Section 7.4(g)(ii)(A)
DGCL	Section 2.1
Dissenting Shares	Section 3.10
EC Merger Regulation	Section 1.1
Effective Time	Section 2.3
EMI Options	Section 4.15(i)
ERISA	Section 4.15(a)
ERISA Affiliate	Section 4.15(a)
Escrow Agent	Section 10.2(b)(i)
Escrow Agreement	Section 8.2(d)
Escrow Amount	Section 10.2(b)(i)
Escrow Fund	Section 10.2(b)(i)
Escrowed Holders	Section 10.2(a)
Expiration Date	Section 10.1
Financial Statements	Section 4.7
FMV	Section 7.4(g)(i)
Grant Dates	Section 7.4(g)(i)
hereinafter	Section 1.3(f)
hereof	Section 1.3(f)
hereunder	Section 1.3(f)
including, without limitation	Section 1.3(g)
Indemnification Claim	Section 10.2(b)(i)
Indemnitees	Section 10.2(a)
Information Statement	Section 6.4(a)
Labor Organization	Section 4.16(a)
Licensed Patent	Section 6.6(d)
Material Contracts	Section 4.14(a)

Merger	Recital
Merger Consideration	Section 3.1(a)
Merger Consideration Certificate	Section 3.1(i)(i)
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(b)
Modified Options	Section 7.4(g)(ii)
Multiple Employer Welfare Arrangement	Section 4.15(e)
Neutral Firm	Section 3.1 (i)(ii)
Non-Disclosure Agreement	Section 7.2
Old Plans	Section 7.4(c)
Open Source	Section 4.13(i)
Option Letter of Transmittal	Section 3.3(a)
Other 280G Benefits	Section 6.5
Parent	Preamble
Paying Agent	Section 3.2(a)
Paying Agent Agreement	Section 3.2(a)
Payment Fund	Section 3.2(b)
Payoff Instructions	Section 7.11(a)
Personal Property Leases	Section 4.12(b)
Pre-Closing Tax Period	Section 7.5(c)
Proportionate Interest	Section 10.2(b)(ii)
Registered Intellectual Property	Section 4.13(a)
Restricted Stock	Section 3.1(d)
Specified Stockholder	Section 3.3(b)
Stock Letter of Transmittal	Section 3.3(a)
Stockholder Representative	Preamble
Straddle Period	Section 7.5(c)
Surviving Corporation	Section 2.1
Tail Policy	Section 7.9(a)
Takeover Statutes	Section 4.25
Tax Claim	Section 7.5(d)
Third Party Claim	Section 10.4(a)
UK Options	Section 3.1(f)
US Company Benefit Plan	Section 4.15(a)
Valuation Reports	Section 7.4(g)(i)
Vested Optionholder	Section 3.1(g)
Vested Stock Option	Section 3.1(f)
Walk-Away Date	Section 9.1(a)
WARN	Section 4.16(f)
Waived 280G Benefits	Section 6.5
Written Consent	Recital

1.3      Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)        Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, except as otherwise required by applicable Law. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)        Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(c)        Exhibits and Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. For purposes of the Company Disclosure Schedule, (i) subject to Section 1.3(c)(ii) below, each Section or Subsection of the Company Disclosure Schedule qualifies the corresponding Section or Subsection of this Agreement; (ii) the disclosure of any matter or item in response to any specific representation or warranty in Article IV shall be deemed to qualify another representation or warranty in Article IV only if the relevance of such matter or item thereto is reasonably apparent on the face of such disclosure, (iii) except as set forth on Schedule 4.9(a), no exception to any representation or warranty disclosed in any Section or Subsection of the Company Disclosure Schedule shall be deemed to qualify Section 4.9(a); (iv) disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Company Material Adverse Effect, and (v) no disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)        Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)        Headings.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)        Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)        Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)        Made Available.  The phrase “made available to Parent” means that the subject documents or other materials were added to the “Project Bravo” data room at or personally provided to Parent or its representatives, whether sent by mail, facsimile or electronic transmission or actually shown to Parent or its representatives, in each case, at or prior to the execution and delivery of this Agreement.

(i)        The Company and its Predecessors.  For the avoidance of doubt, for purposes of Article IV and wherever else the context requires, references to the Company shall embody Bebo.com LLC.

(j)        Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1      The Merger.  At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

2.2      Closing.  Unless this Agreement is earlier terminated pursuant to Article IX, the closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties (the “Closing Date”), which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by Law) of each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as the parties hereto agree; provided that the Closing shall not occur prior to April 1, 2008. The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 2550 Hanover Street, Palo Alto, California, or at such other location as the parties hereto agree.

2.3      Effective Time.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form annexed hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware or at such later time as is agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.4      Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective

Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

2.5      Certificate of Incorporation; Bylaws.  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety so as to read as set forth on Exhibit D attached hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety so as to read as set forth on Exhibit E attached hereto and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the certificate of incorporation and the bylaws of the Surviving Corporation.

2.6      Directors and Officers.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and, unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE

3.1      Merger Consideration; Conversion of Capital Stock and Options.

(a)        Merger Consideration.  The aggregate consideration to be paid by Parent and Merger Sub hereunder (including by deposit of funds into the Escrow Fund and payments pursuant to Section 7.4(g)), subject to Section 6.5, shall be an amount in cash equal to $850,000,000, minus the Indebtedness Amount, plus Cash on Hand and minus any Company Transaction Expenses that are unpaid as of the Effective Time and identified in the Payoff Instructions, each as set forth in the Merger Consideration Certificate (the “Merger Consideration”).

(b)        Merger Sub Common Stock.  At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub Common Stock shall continue after the Effective Time to represent ownership of such number of shares of capital stock of the Surviving Corporation.

(c)        Company Preferred Stock.  Immediately prior to the Effective Time each share of Company Preferred Stock issued and outstanding at such time shall be converted into Company Common Stock at its applicable Preferred Stock Conversion Rate (as defined in the Company’s certificate of incorporation).

(d)        Restricted Stock.  Subject to stockholder approval to the extent required by Section 6.5, immediately prior to the Effective Time, the Company shall cause each share of Restricted Stock outstanding at such time to vest. For purposes of this Agreement, “Restricted Stock” means any outstanding and unvested Company Common Stock issued pursuant to the Restricted Stock Agreements, pursuant to the exercise of a stock purchase right under the Company Stock Plans or upon the exercise of an unvested Company Stock Option.

(e)        Company Common Stock.  At the Effective Time and on the terms and subject to the conditions of this Agreement, including those set forth in Section 10.2, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding at the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive cash equal to the Per Share Consideration, without interest thereon (but subject to offset for advances of funds by Parent on behalf of holders of UK Options pursuant to Section 3.1(f)).

(f)        Company Stock Options.  Subject to stockholder approval to the extent required by Section 6.5 and, in the case of UK Options, the immediately following sentence, immediately prior to the Effective Time, the Company shall cause each Company Stock Option outstanding at such time to vest and become fully exercisable (any such Company Stock Option, together with any other Company Stock Option that is already then vested and exercisable, a “Vested Stock Option”). At least twenty (20) days prior to the Effective Time, the Company shall send to each holder of a Company Stock Option issued under the UK Sub Plan (“UK Options”) an exercise form (in a form to be mutually agreed upon by Parent and the Company) that enables such holder to exercise his or her UK Options, effective immediately prior to the Effective Time and conditional upon the Effective Time, on the terms and subject to the conditions of this Agreement, including those set forth in Section 10.2, on a “cashless” basis (meaning Parent shall advance the funds necessary to pay the aggregate exercise prices to the Company immediately prior to the Effective Time on the holders’ behalf, it being understood that payments in respect of Company Common Stock underlying such exercised UK Options will be reduced by the amounts of such advances), subject to withholding, if any, as required by applicable Law. The Company shall use reasonable efforts to obtain the agreement of the HM Revenue & Customs (“HMRC”) for such cashless exercise procedure (provided that failure to obtain such approval shall not constitute a breach of covenant or otherwise delay or impact the Effective Time). To the extent that any UK Option is not so exercised by delivery of the exercise form to the Company prior to the Effective Time or otherwise, such UK Option shall lapse and be cancelled at the Effective Time without any right or entitlement to any portion of the Merger Consideration in respect of the Company Common Stock underlying such lapsed UK Option under the Company Stock Plans.

(g)        Vested Stock Options.  At the Effective Time, each Vested Stock Option that is outstanding immediately prior to the Effective Time (other than the UK Options),

to the extent not exercised or cancelled pursuant to Section 3.1(f), shall be cancelled and each holder thereof (each, a “Vested Optionholder”) shall cease to have any right or entitlement with respect thereto, except the right to receive the consideration payable in respect thereof as set forth in this Section 3.1(g), without interest thereon. Immediately after the Effective Time and on the terms and subject to the conditions of this Agreement, including those set forth in Section 7.4(g) and Section 10.2, each Vested Optionholder shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be entitled to receive a portion of the Merger Consideration, payable solely in cash, equal to (A) the Per Share Consideration, multiplied by the aggregate number of shares of Company Common Stock subject to all Vested Stock Options held by such Vested Optionholder, less (B) the aggregate cash exercise price payable upon exercise of all Vested Stock Options held by such Optionholder (after giving effect to Section 7.4(g)).

(h)        Treasury Stock.  At the Effective Time, each share of Company Capital Stock held by the Company in its treasury shall be cancelled and extinguished without any conversion thereof.

(i)        Merger Consideration Certificate.

 (i)         At least five (5) Business Days prior to the Closing Date (or at such other time as the parties hereto agree), the Company shall deliver to Parent a certificate in the form of Exhibit F attached hereto (the “Merger Consideration Certificate”) executed on behalf of the Company by its chief executive officer and setting forth the Company’s good faith calculation as of the Closing of:

 (A)        the Merger Consideration, specifying separately all components thereof;

 (B)        the Adjusted Merger Consideration, specifying separately all components thereof;

 (C)        the Fully-Diluted Amount, specifying separately all components thereof;

 (D)        the Per Share Consideration, specifying separately all components thereof;

 (E)        on a holder-by-holder basis for all holders of Company Capital Stock (after giving effect to the conversion of Company Preferred Stock as contemplated by Section 3.1(c) and the exercise of UK Options as contemplated by Section 3.1(f)) and Company Stock Options (including payments to be made at Closing and payments pursuant to Section 7.4(g)):

 (1)        the name, address (as listed in the corporate record books of the Company) and social security number or tax identification number (if known by the Company) of each such holder (it being understood and agreed by the parties hereto that the Paying Agent shall be responsible for independently verifying the address and social security number or tax identification number of each such holder);

 (2)        the portion of the Merger Consideration payable to each such holder (less the portion of the Merger Consideration allocable to such holder that will be deposited in the Escrow Fund at the Effective Time), and the number of shares of Company Capital Stock and the number of Company Stock Options, if any, held by each such holder (including, in the case of any holder of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock will be converted pursuant to Section 3.1(c)); and

 (3)        the portion of the Escrow Amount initially attributable to each such holder and the Proportionate Interest in respect of each such holder; and

 (F)        such other information mutually agreed upon by Parent and the Company.

 (ii)        As soon as practicable following the receipt of the Merger Consideration Certificate by Parent, the Company, Parent and the Stockholder Representative shall work cooperatively and in good faith to agree upon the calculations set forth by the Company therein. In connection therewith, Parent shall have access to all documentary evidence of the Company reasonably necessary to substantiate all calculations contained therein. Parent shall have the right to investigate and substantiate all such calculations, and each of the Company and the Stockholder Representative agrees to promptly cooperate in any such process as reasonably requested by Parent. If the Company, the Stockholder Representative and Parent are unable to resolve any dispute relating to the Merger Consideration Certificate made by Parent in good faith within the three (3) Business Day period after its receipt by Parent, then such dispute(s) will be submitted for resolution to Grant Thornton LLP (the “Neutral Firm”) (the fees and expenses of which shall be borne equally by the Company and Parent), and the Closing Date will be delayed pending resolution of the dispute(s). Within three (3) Business Days of the submission of such dispute(s) to the Neutral Firm, the Neutral Firm shall determine the disputed calculations contained in the Merger Consideration Certificate. The determination of the Neutral Firm shall be final and binding on the Company, the Stockholder Representative and Parent. The Company agrees to provide the Neutral Firm all reasonable cooperation and access to books, records and personnel of the Company for the purposes of its duties under this Section 3.1(i)(ii).

 (iii)      Each of Parent, the Company and the Stockholder Representative understands that Parent and the Paying Agent shall be entitled to rely on the Merger Consideration Certificate for the purposes of making any payments hereunder.

(j)         Company Actions.  Prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary holder consents and passing any necessary resolutions of its board of directors) (i) to give effect to the actions contemplated by this Section 3.1 and (ii) to terminate, effective immediately after the Effective Time, the Company Stock Plans and all awards thereunder so that on and after the Effective Time no employee, consultant or independent contractor of the Company or any participant under any Company Stock Plan or Restricted Stock Agreement shall have any Company Stock Option to purchase shares of Company Capital Stock, or any right to receive Company Capital Stock or any other equity interest in the Company (in each case, without the creation of any additional liability of the Company).

(k)        Tax Treatment.  To the extent any deductions attributable to payments to the holders of Company Stock Options and Restricted Stock (or upon the exercise of Vested Stock Options) pursuant to this Section 3.1 may be allocable to the Closing Date, they shall be treated for United States federal income Tax purposes (and any similar provisions under state, local or foreign Laws) as occurring on the day after the Closing Date pursuant to the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations.

3.2      Paging Agent.

(a)        Paying Agent.  As soon as reasonably practicable after the date hereof, but in no event later than five (5) Business Days prior to the Closing Date, Parent shall enter into the paying agent agreement in substantially the form attached hereto as Exhibit G (the “Paying Agent Agreement”), pursuant to which Parent shall appoint JPMorgan Chase Bank, National Association (the “Paying Agent”), to act as Paying Agent hereunder for the purpose of distributing the consideration to the stockholders of the Company as of the Effective Time in accordance with this Article III.

(b)        Payment Fund.  On the Closing Date, Parent shall deposit with the Paying Agent, for the benefit of the stockholders of the Company as of the Effective Time, cash in an aggregate amount sufficient to pay the consideration payable to such stockholders pursuant to this Article III, less the Escrow Amount to be deposited with the Escrow Agent pursuant to the provisions of Article X (the “Payment Fund”).

3.3      Exchange Procedures.

(a)        Letter of Transmittal.  The Company shall, prior to the Effective Time, and the Surviving Corporation shall, at and after the Effective Time, in each case with Parent’s prior approval, make available to (i) each holder of outstanding shares of Company Capital Stock a letter of transmittal substantially in the form attached hereto as Exhibit H (“Stock Letter of Transmittal”) and (ii) each Vested Optionholder a letter of transmittal in a form reasonably acceptable to Parent and the Company (“Option Letter of Transmittal”).

(b)        Delivery of Stock Letters of Transmittal by Specified Stockholders.  At the Effective Time or, if necessary, on the Business Day immediately following the Effective Time, and except as otherwise provided in Section 3.3(c), Parent and the Surviving Corporation shall cause the Paying Agent to deliver to each holder of Company Common Stock who is entitled to receive at least $1,000,000 of consideration pursuant to Section 3.1 (each a “Specified Stockholder”) and who has furnished to the Paying Agent at least two (2) Business Days prior to the Closing (i) the stock certificate(s) representing such holder’s shares of Company Common Stock and/or such holder’s shares of Company Preferred Stock converted into Company Common Stock pursuant to Section 3.1(c) hereof (the “Certificates”), if any, (ii) a duly executed

Stock Letter of Transmittal completed in accordance with the instructions thereto and (iii) such other documents as may be reasonably required by the Paying Agent, such holder’s portion of the consideration payable pursuant to Section 3.1 in respect of such Company Common Stock, less the portion of such consideration allocable to such holder that has been deposited in the Escrow Fund pursuant to Section 10.2, by wire transfer of immediately available funds in accordance with the instructions set forth in such holder’s Stock Letter of Transmittal.

(c)        Delivery of Stock Letters of Transmittal by Others.  With respect to any Specified Stockholder that does not take the actions required by Section 3.3(b) and any other holder of Company Common Stock as of the Effective Time, at or promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to promptly deliver to any such Person who has furnished to the Paying Agent (i) such Person’s Certificate(s), if any, (ii) a duly executed Stock Letter of Transmittal completed in accordance with the instructions thereto and (iii) such other documents as may be reasonably required by the Paying Agent, such Person’s portion of the consideration payable pursuant to Section 3.1 in respect of such Company Common Stock, less the portion of such consideration allocable to such holder that has been deposited in the Escrow Fund pursuant to Section 10.2, by wire transfer of immediately available funds or check in accordance with the instructions set forth in such Stock Letter of Transmittal.

(d)        Delivery of Option Letters of Transmittal.  With respect to any Vested Optionholder who has delivered to the Company, prior to the Closing, or the Surviving Corporation, after the Closing, a duly executed Option Letter of Transmittal completed in accordance with the instructions thereto, promptly following the Closing, Parent shall cause the Surviving Corporation to deliver to such Vested Optionholder its portion of the consideration payable pursuant to Section 3.1 in respect of its Vested Stock Options, less the portion of such consideration allocable to such Vested Optionholder that has been deposited in the Escrow Fund pursuant to Section 10.2, by wire transfer of immediately available funds or check in accordance with the instructions set forth in such Option Letter of Transmittal.

(e)        Copies of Letters of Transmittal.  If requested by the Stockholder Representative, the Surviving Corporation shall promptly provide the Stockholder Representative with copies of the executed Stock Letters of Transmittal and Option Letters of Transmittal.

(f)        No Interest.  Except as provided in the Escrow Agreement, no interest will be paid to any stockholder or Vested Optionholder or will accrue on any consideration and any other amounts payable under this Article III.

(g)        Non-Registered Holders.  In the event of a transfer of ownership of Company Capital Stock prior to the Effective Time which is not registered in the transfer records of the Company, the consideration payable pursuant to Section 3.1 and any other amounts payable under this Article III shall be payable to such transferee if the Certificate representing such shares of Company Capital Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, each in the sole and reasonable discretion of the Paying Agent.

3.4      Termination of the Payment Fund.  Any portion of the Payment Fund which remains undistributed to the stockholders of the Company or the Vested Optionholders on any date that is on or after the first anniversary of the Closing Date shall be delivered to Parent upon demand, and, after any such delivery to Parent, any stockholders of the Company or Vested Optionholders who have not theretofore complied with this Article III shall look only to Parent for its respective portion of the consideration and any other amounts payable under this Article III with respect to the Company Capital Stock or Vested Stock Option formerly represented thereby to which such stockholders or Vested Optionholders, as applicable, are entitled pursuant to this Article III, and Parent shall, upon the request of any such former stockholder of the Company or former Vested Optionholder, promptly pay to such former stockholder or former Vested Optionholder the portion of the consideration to which he, she or it is entitled, less the portion of such consideration allocable to such stockholder or Vested Optionholder that has been deposited in the Escrow Fund pursuant to Section 10.2 hereof. Any such portion of the Payment Fund remaining unclaimed by former stockholders of the Company or former Vested Optionholders on the date that is five (5) years after the Effective Time shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Stockholder Representative or the Paying Agent shall be liable to any Person in respect of any consideration and any other amounts payable under this Article III from the Payment Fund delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar applicable Law.

3.5      No Further Ownership Rights in Company Capital Stock.  As of the Effective Time, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stockholder of the Company shall cease to have any rights with respect to such stockholder’s shares of Company Capital Stock, except for the right to receive, subject to the terms and conditions of this Article III and Section 10.2, its respective portion of the consideration and any other amounts payable under this Agreement.

3.6      Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount and for such reasonable period of time as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate alleged to have been lost, stolen or destroyed, and upon the delivery by such person of a Stock Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will deliver to such person the portion of the consideration payable pursuant to Section 3.1, less such portion of the consideration allocable to such person that has been deposited in the Escrow Fund pursuant to Section 10.2, and any other amounts payable under this Article III with respect to the Company Capital Stock formerly represented by such lost, stolen or destroyed Certificate.

3.7      Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled, with respect to payments made by each such entity, to deduct and withhold from the consideration payable pursuant to Section 3.1 and any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholders of the Company and/or Vested Optionholders, as applicable, in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be. Any amounts deducted and withheld pursuant to this Section 3.7 shall be remitted to the appropriate Taxing Authority in accordance with applicable Law.

3.8      Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company.

3.9      Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation and Parent shall, in the name of their respective corporations or otherwise, be fully authorized to take all such lawful and necessary action to the extent not inconsistent with the terms of this Agreement or the rights of the stockholders of the Company.

3.10    Appraisal Rights.  The Company shall comply with the requirements of Section 262 of the DGCL and shall keep Parent promptly informed of all matters relating thereto. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Capital Stock held by persons who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with applicable Law (“Dissenting Shares”) and as of the Effective Time have neither effectively withdrawn nor lost any right to such appraisal, shall not be converted into or represent a right to receive the consideration payable pursuant to Section 3.1 and any other amounts payable under this Article III attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with applicable Law, unless and until such stockholders fail to perfect, effectively withdraw or otherwise lose their appraisal rights under applicable Law. Notwithstanding the foregoing, if any dissenting stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration and any other amounts payable under this Article III, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 3.3. Prior to the Closing, the Company shall provide Parent (i) prompt notice and a copy of any written demands for appraisal or payment of the fair value of any shares of Company Capital Stock, the withdrawal of such demands and any other related instruments served pursuant to applicable Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule corresponding to each Section or Subsection of this Article IV (it being understood that the disclosure of any matter or item in response to any Schedule corresponding to a Section or Subsection of this Article IV shall be deemed to qualify another representation or warranty in this Article IV only if the relevance of such matter or item thereto is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing as follows:

4.1      Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as set forth on Schedule 4.1, the Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

4.2      Authorization of Agreement.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed at Closing, each other Transaction Document to which it is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)        The board of directors of the Company has, at a meeting duly called and held prior to the execution of each such agreement, (i) unanimously approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of the stockholders of the Company, (iii) resolved to recommend and has recommended the adoption of this Agreement and the approval of the Merger to the stockholders of the Company and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Capital Stock for their adoption and approval. The Company has received (and delivered to Parent) correct and complete copies of the Written Consent approving the Merger and adopting this Agreement. The Written Consent was delivered by the holders of (i) shares of Company Capital Stock representing a majority of the votes that may be cast by the holders of all outstanding shares (voting as a single class on an as-converted to Company Common Stock basis) (ii) shares of Company Common Stock representing a majority of the Company Common Stock (voting as a separate class), and (iii) shares of Company Preferred Stock representing a majority of the Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis) (the “Company Requisite Vote”). The Company Requisite Vote is the only approval of the holders of any class or series of Company Capital Stock necessary to approve the Merger and adopt this Agreement and no further vote or approval on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, the other Transaction Documents and the other transactions contemplated hereby and thereby or to consummate the Merger and the other transactions contemplated hereby and thereby, other than, to the extent provided in Section 6.5, the 280G Approval.

4.3      Conflicts; Consents of Governmental Authorities.

(a)        Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, or result in the creation of a Lien (other than Permitted Liens) on any of the Company’s properties or assets pursuant to, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary, (ii) any Contract or Permit issued to or to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound, (iii) any Order of any Governmental Authority specifically applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary as of the date hereof, or (iv) any applicable Law, except in the cases of clauses (ii), (iii) and (iv) for such conflicts, violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect or would not impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummate of the transactions contemplated hereby.

(b)        Except for (i) the filing of the Certificate of Merger as required by the DGCL, (ii) filings required under, and compliance with other applicable requirements of, Antitrust Laws, and (iii) as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than consents, waivers, approvals, Orders, Permits, authorizations, declarations or notices which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect or would not impair in any material respect ability of the Company to perform its obligations hereunder or prevent or materially delay consummate the transactions contemplated hereby.

4.4      Capitalization.

(a)        The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $0.001 per share, and 6,998,790 shares of Preferred Stock, par value $0.001 per share, of which 3,598,790 shares have been designated Series A-1 Preferred Stock and 3,400,000 shares have been designated Series A-2 Preferred Stock. As of the date of this Agreement, there are 12,733,557 shares of Company Common Stock, 2,951,038 shares of Series A-1 Preferred Stock and 3,400,000 shares of Series A-2 Preferred Stock, and no other shares of Company Capital Stock are issued or outstanding. All of such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, there are 2,858,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans of which 2,338,846 shares were reserved for issuance pursuant to the outstanding Company Stock Options. Schedule 4.4(a) sets forth a true and complete list of record holders of the issued and outstanding Company Capital Stock as of the date hereof, the number and class or series of shares of Company Capital Stock held by such Person and the respective certificate numbers. The Preferred Stock Conversion Rate (as defined in the amended and restated certificate of incorporation of the Company) will be as of immediately prior to the Effective Time, one (1) share of Company Common Stock for each share of Company Preferred Stock, and immediately prior to the Effective Time pursuant to the Company Requisite Vote all shares of Company Preferred Stock will be converted into Company Common Stock at the applicable Preferred Stock Conversion Rate. All shares of Company Common Stock issued upon the conversion of Company Preferred Stock are or will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. As of immediately prior to the Effective Time, but after giving effect to the transactions contemplated by Section 3.1(c), no shares of Company Preferred Stock shall be issued and outstanding, and no Person shall have any rights in respect thereof.

(b)        Except as set forth on Schedule 4.4(b) and except as a result of any exercise, termination or cancellation prior to Closing of any security or right set forth on Schedule 4.4(b), there is no existing option, warrant, call, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right or Contract to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company. Except as set forth on Schedule 4.4(b), the Company is not a party to any voting trust or other Contract which is currently in effect with respect to the voting, redemption, sale, transfer or other disposition of Company Capital Stock. Schedule 4.4(b) sets forth as of the date hereof a true and complete list of record holders of the Company Stock Options, together with the number of shares of

Company Capital Stock subject to such security, the extent to which such security is vested and/or exercisable, the date of grant or issuance, the exercise price, whether such option is a non-qualified stock option or an ISO and the expiration date of such security. Except as set forth on Schedule 4.4(b), all Company Stock Options have been granted under the Company Stock Plan and pursuant to the standard form of option agreement adopted thereunder and made available to Parent. Except as set forth on Schedule 4.4(b), the exercise price per share under each Company Stock Option was, on the applicable grant date, no less than the fair market value of such share. Except as set forth on Schedule 4.4(b), there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other equity-based Contracts (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues, earnings or financial performance, stock price performance of the Company or its Subsidiaries or businesses or assets.

4.5      Subsidiaries.  Schedule 4.5 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all record and beneficial owners thereof and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary have been validly issued and are fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens, except for restrictions on transfer arising under applicable securities Laws or as set forth on Schedule 4.5. No shares of capital stock are held by any Subsidiary as treasury stock. Except as set forth on Schedule 4.5, there is no existing option, warrant, call, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right or Contract to which any Subsidiary is a party requiring, and there are no securities of any Subsidiary outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of any Subsidiary. No Subsidiary is a party to any voting trust or other Contract which is currently in effect with respect to the voting, redemption, sale, transfer or other disposition of securities of such Subsidiary. Except as set forth on Schedule 4.5, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other equity-based Contracts (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of any Subsidiary or any of its businesses or assets.

4.6      Corporate Records.  The Company has delivered or otherwise made available to Parent true, correct and complete copies of the certificate of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and bylaws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each Subsidiary. The minute books of the Company and the Subsidiaries previously made available to Parent contain a materially complete summary of all meetings and other corporate actions of the stockholders and the board of directors (or the equivalent to the board of directors) of the Company and the Subsidiaries held or taken prior to or as of the date hereof; provided, however, that such minutes may be redacted to remove any references or discussions of the Merger or alternative transactions to the Merger contemplated prior to the date hereof.

4.7      Financial Statements.

(a)        Set forth on Schedule 4.7 are the unaudited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2006 and December 31, 2007 and the related unaudited consolidated statement of operations of the Company and the Subsidiaries for the fiscal years then ended (including the related notes and schedules thereto, the “Financial Statements”). Except as may be indicated in any notes thereto and as set forth on Schedule 4.7, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Subsidiaries as at the respective dates and for the periods indicated therein. The Financial Statements were prepared on the basis of the books and records of the Company kept in the Ordinary Course of Business and, except as set forth in any notes to such Financial Statements or as set forth on Schedule 4.7, were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods indicated.

(b)        Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges and are not subject to discount except for immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with generally accepted accounting principles in the United States applied in a manner consistent with prior periods.

4.8      No Undisclosed Liabilities; Indebtedness.

(a)        Except as set forth on Schedule 4.8(a), neither the Company nor any Subsidiary has any liabilities or obligations of any kind (whether absolute, accrued, fixed, contingent or otherwise), other than liabilities or obligations (i) disclosed in the unaudited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2007, (ii) incurred in the Ordinary Course of Business since December 31, 2007, (iii) incurred outside the Ordinary Course of Business since December 31, 2007, which do not exceed $50,000 in the aggregate, (iv) that are executory in nature and incurred under Contracts entered into by the Company or the Subsidiaries in the Ordinary Course of Business (but excluding liabilities or obligations resulting from any default, failure to perform or breach thereof), or (v) in the form of expenses customarily incurred in connection with the transactions contemplated hereby.

(b)        Except as set forth on Schedule 4.8(b), neither the Company nor any Subsidiary has any Indebtedness.

(c)        Schedule 4.8(c) identifies each letter of credit issued by or on behalf of the Company and/or any Subsidiary, the amount thereof and the date of issuance. Correct and complete copies of each such letter of credit have been made available to Parent.

4.9      Absence of Certain Changes.

(a)        Since December 31, 2006, there has not been any Company Material Adverse Effect.

(b)        Except as contemplated by this Agreement or as set forth on Schedule 4.9(b), from December 31, 2007 until the date of this Agreement:

(i)        there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of Company Capital Stock or repurchase, redemption or acquisition of any outstanding shares of Company Capital Stock or other securities of, or other ownership interests in, the Company or the Subsidiaries (other than pursuant to the exercise of Company Stock Options granted prior to the date hereof or the repurchase, redemption or acquisition of shares of Company Capital Stock or Company Stock Options from employees upon termination of employment);

(ii)       neither the Company nor any Subsidiary has, other than in the Ordinary Course of Business, (A) awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2007, except to the extent previously paid or accrued on the Financial Statements, (B) entered into any employment (other than offer letters or consulting agreements) or change of control, retention, deferred compensation, severance or similar agreement or arrangement (nor amended any such agreement, letter or arrangement), or (C) agreed to materially increase the compensation and/or benefits payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, contractors (who are individuals) or consultants (who are individuals);

(iii)      there has not been any material change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

(iv)      neither the Company nor any Subsidiary has (A) made any loans or advances to any Person (other than loans or advances to employees of the Company in the Ordinary Course of Business), or (B) made any capital contributions to or investments in any third party;

(v)       neither the Company nor any Subsidiary has mortgaged, pledged or subjected to any Lien (except for Permitted Liens) any of its material assets or properties (tangible or intangible) or acquired any material assets or properties (tangible or intangible) or sold, assigned, transferred, conveyed, leased, licensed or otherwise disposed of any material assets or properties (tangible or intangible), or allowed the expiration, abandonment or lapse of any material Patent, Mark, Copyright or Domain Name registration or application, except for assets or properties (tangible or intangible) acquired or sold, assigned, transferred, conveyed, leased, licensed or otherwise disposed of (or any non-material Patent, Mark, Copyright or Domain Name registration or application expired, abandoned or lapsed) in the Ordinary Course of Business;

(vi)       neither the Company nor any Subsidiary has cancelled or compromised any debt or claim or amended, cancelled, terminated, relinquished, waived or released any Material Contract or right except in the Ordinary Course of Business or which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

(vii)      neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities except in the Ordinary Course of Business or except where disputed in good faith by appropriate proceedings;

(viii)     neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding; and

(ix)        neither the Company nor any Subsidiary has agreed, committed, arranged or entered into any written understanding to do anything set forth in this Section 4.9(b).

4.10    Taxes.  Except as set forth on Schedule 4.10:

(a)        (i) All income, franchise and other material Tax Returns of the Company and each Subsidiary required to be filed (taking into account any valid extensions of time to file) have been timely filed with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects and (ii) all income, franchise and other material Taxes, whether or not shown on such Tax Returns, have either been timely paid or are properly reflected as a reserve for Taxes on the most recent Financial Statements.

(b)        No agreement or other document waiving or extending the statute of limitations or the period of assessment or collection of any Taxes payable by the Company or any Subsidiary has been filed or entered into with any Taxing Authority that is still outstanding. The Company and each of the Subsidiaries have obtained and preserved all records for purposes of any legislation related to UK Tax.

(c)        There are no audits, written inquiries or disputes by any Taxing Authority currently in progress with respect to material Taxes of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, unwritten notice) notice from any Taxing Authority of any material Tax proceeding or assessment with respect to the Company or any Subsidiary.

(d)        Neither the Company nor any Subsidiary is a party to any material tax ruling or closing agreement with any Taxing Authority.

(e)        Neither the Company nor any Subsidiary (i) has been a member of a consolidated, combined or unitary group for federal or state income tax purposes other than a group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations, Section 1.1502-6 or any similar provisions of any foreign, state or local law, as a transferee or successor.

(f)        Neither of the Company nor any Subsidiary is a party to any Tax sharing, allocation or indemnity agreement other than agreements listed on Schedule 4.14(a).

(g)       The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws.

(h)       Neither the Company nor any Subsidiary has incurred any Tax since December 31, 2007 other than in the Ordinary Course of Business.

(i)        No power of attorney granted by or with respect to the Company or any Subsidiary relating to Taxes is currently in force. The Company has delivered or made available to Parent for inspection (A) complete and correct copies of all Tax Returns for or relating to, in whole or in part, the calendar years 2005 and 2006 for the Company and each Subsidiary and (B) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary and relating to material Taxes for such taxable periods.

(j)        None of the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any installment sale or open transaction disposition made on or prior to the Closing Date, (C) Section 481 of the Code (or any comparable provisions of state, local or foreign law), or (D) any prepaid amount received on or prior to the Closing Date.

(k)       Neither the Company nor any U.S. Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)        Neither the Company nor any Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the code is applicable in the two (2) years prior to the date of this Agreement.

(m)      None of the Company nor any Subsidiary has engaged in any listed transaction under Section 6011 of the Code and the Treasury Regulations promulgated thereunder. The Company and each of the Subsidiaries have not otherwise been a party to, nor involved in, any transaction, scheme or arrangement the main purpose or object of which, or one of the main purposes or objects of which, was to reduce a liability to UK Tax or to secure a UK Tax advantage.

(n)      All intercompany transactions entered into by and between (i) Bebo UK Ltd and (ii) the Company or any Subsidiary (excluding Bebo UK Ltd) have been at arm’s length terms, and Bebo UK Ltd has maintained sufficient information and records necessary to establish the arm’s length nature of all such transactions for UK Tax purposes.

(o)        All documents in the possession or under the control of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is entitled to the production, which are necessary to establish the title of Bebo UK Ltd to any asset or are necessary to effect registration in respect of the holding of an asset or are necessary to produce the relevant instrument as evidence in civil proceedings or in a hearing before an arbitrator or referee and which, in the United Kingdom, attract either stamp duty or transfer tax or are required to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped or the transfer Tax duly paid and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

(p)        The Company does not have a permanent establishment in the UK, Australia, New Zealand or Ireland.

(q)        No Person has the power to raise any UK Tax by the sale or charge over any of the Company Capital Stock.

(r)        There is no unsatisfied liability for UK Taxes attached or attributable to the Company Common Stock and such Company Common Stock is not subject any Lien with respect to UK Taxes.

4.11    Real Property.  Schedule 4.11 sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries as lessee or sublessor (individually, a “Company Property” and collectively as the “Company Properties”), including the name of the third-party lessor(s) or lessee(s) thereof, as the case may be, the date of the Contract relating thereto and the annualized rental amount. The Company and the Subsidiaries do not own, and have never in the past owned, any real property (including, for the avoidance of doubt, freehold interests). The Company Properties constitute all leased interests in real property currently used in connection with the business of the Company and the Subsidiaries. The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Company Property leases (the “Company Property Leases”), together with all amendments, modifications or supplements, if any, thereto. To the Knowledge of the Company, there are no matters or circumstances existing which adversely affect use and occupation of the Company Properties by the Company or the Subsidiaries for the purpose of their business. The Company, the Company and the Subsidiaries have a valid and enforceable leasehold interest under each of the Company Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.12    Personal Property; Assets.

(a)        The Company and the Subsidiaries have good title to all of the material items of tangible personal property used by the Company or the Subsidiaries in the conduct of their business as currently conducted (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens (except for

Permitted Liens). All such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted, consistent with the age of such items), except as would not reasonably be expected to be material to the operation of the business of the Company and the Subsidiaries taken as a whole.

(b)        Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $75,000 relating to personal property used in the business of the Company or any Subsidiary or to which the Company or any Subsidiary is a party or by which the properties or assets of the Company or any Subsidiary is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted, consistent with the age of such items), and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)        None of the Persons set forth on Schedule 4.12(c), nor their Affiliates or family members, owns, possesses or otherwise has rights to any of the assets or properties (tangible or intangible) used by the Company or the Subsidiaries in the conduct of their business.

4.13    Intellectual Property.

(a)        Schedule 4.13(a) sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and registered Domain Names owned or filed by the Company or any Subsidiary (“Registered Intellectual Property”) and any unregistered Marks and Company Software used by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries. Schedule 4.13(a) lists (i) the record owner of each such item of Registered Intellectual Property, (ii) the jurisdiction in which each such item of Registered Intellectual Property has been issued or registered or in which any such application has been filed and (iii) the number and date of each such issuance, registration or application, as applicable. All Registered Intellectual Property is (A) subsisting, unexpired and not abandoned, (B) except as set forth on Schedule 4.13(a), not subject to any filings required by any Governmental Authority or other administrative agency falling due within ninety (90) days after the date hereof and (C) to the Knowledge of the Company, valid and enforceable.

(b)        The Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property and is the sole and exclusive owner of, or has valid rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Company Intellectual Property that is used in or necessary for the conduct of the respective business of the Company or such Subsidiary as currently conducted, free and clear of all Liens other than Permitted Liens and any obligations under any Intellectual Property Licenses. Except with respect to licenses for Software available through commercial distributors or in consumer retail stores or pursuant to shrink-wrap or click-through licenses, and except for the Material Contracts listed on Schedule 4.14(a), neither the Company nor any Subsidiary is obligated under any Contract to which the Company or such Subsidiary is a party that is in effect as of the date hereof to pay any royalties, honoraria or other fees in an amount greater than $50,000 on an annual basis to any Person (including current or former employees or contractors of the Company or such Subsidiary) with respect to the use by the Company or such Subsidiary of any Intellectual Property in connection with the operation of the Company’s or such Subsidiary’s respective business as presently conducted. Notwithstanding any of the foregoing in this Section 4.13(b), none of the representations and warranties in this Section 4.13(b) shall be deemed or construed as a representation or warranty of any kind or nature, express or implied, regarding non-infringement, misappropriation or violation of any Intellectual Property (which is addressed solely in Section 4.13(c) below).

(c)        Except as set forth on Schedule 4.13(c), (i) (A) the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted and (B) the Company Intellectual Property owned by the Company or any Subsidiary do not infringe, result from or constitute a misappropriation of or otherwise violate any Intellectual Property of any Person, (ii) neither the Company nor any Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings that involve a claim of infringement, misappropriation or violation by any Person against the Company or any Subsidiary, or that concern the ownership, use, validity, registrability or enforceability of any Company Intellectual Property owned by the Company or any Subsidiary; (iii) neither the Company nor any of its Subsidiaries has defaulted, or is defaulting, under any confidentiality Contracts to which the Company or such Subsidiary is a party and under which the Company or such Subsidiary has an obligation of confidentiality to another Person; and (iv) neither the Company nor any Subsidiary has received written notice of any such threatened claim (including cease and desist letters, DMCA take-down notices, notices of infringement or invitations to take a license) (which written notice, in the case of DMCA take-down notices, the Company or any Subsidiary has not responded to within five (5) Business Days).

(d)        Except as set forth on Schedule 4.13(d), to the Knowledge of the Company, no Person is infringing, misappropriating or violating any Company Intellectual Property owned by the Company or any Subsidiary.

(e)        Schedule 4.13(e) sets forth the policies and procedures that the Company and the Subsidiaries have implemented as of the date hereof with respect to User Content that allegedly infringes the Intellectual Property of any Person. Except as set forth on Schedule 4.13(e), the Company and the Subsidiaries are in material compliance with such policies and procedures. Except as set forth on Schedule 4.13(e), the Company and the Subsidiaries operate, and, since December 31, 2006, have operated, their respective businesses in a manner that would afford them the benefits granted by the “safe harbors” of the U.S. Digital Millennium Copyright Act, 17 U.S.C. § 512 and the Communications Decency Act, 47 U.S.C. §§ 230(c)(1) and 230 (c)(2).

(f)        Except as set forth on Schedule 4.13(f), the Company and the Subsidiaries have taken commercially reasonable actions to protect (i) the confidentiality of material Trade Secrets of the Company or any Subsidiary (including the source code of material Company Software) and (ii) the security of the Information Technology Systems and the personally identifiable information stored or contained therein. Except as set forth on Schedule 4.13(f), (A) the Trade Secrets of the Company or any Subsidiary have been disclosed by employees of the Company or any Subsidiary and, to the Knowledge of the Company, by any other Person only pursuant to written confidentiality agreements, (B) there has been no default under any such confidentiality agreements by the Company or any Subsidiary or, to the Knowledge of the Company, by any other party thereto, (C) there has been no unauthorized use of or access to the Company Software owned by the Company or any Subsidiary and necessary for the operation of the Websites and (D) to the Knowledge of the Company, there has been no unauthorized use of or access to (1) any other Company Software, (2) any confidential information (including personally identifiable information or personal data) stored or contained in the Information Technology Systems or (3) the Information Technology Systems comprising the infrastructure supporting the operation of the Websites.

(g)        Schedule 4.13(g) sets forth the policies and procedures that the Company and the Subsidiaries have implemented as of the date hereof with respect to personally identifiable information or personal data. Except as set forth on Schedule 4.13(g), the Company and the Subsidiaries are in material compliance with such policies and procedures. The Company has, prior to the date hereof, made available to Parent any Contracts to which the Company or any Subsidiary is a party, and the policies implemented by the Company or any Subsidiary as of the date hereof, that may pertain to the use of any personally identifiable information or personal data by the Company, any Subsidiary or Parent after the Closing Date.

(h)        Except as set forth on Schedule 4.13(h), neither the Company nor any Subsidiary has received complaints with respect to its advertising, marketing, safety or privacy practices, or its practices with respect to users under the age of eighteen (18), that would reasonably be expected to result in a (i) class action lawsuit against the Company or such Subsidiary or (ii) Legal Proceeding by a Governmental Authority or an industry regulatory organization.

(i)        Except as set forth on Schedule 4.13(i), neither the Company nor any Subsidiary (i) has provided to any Person (other than the Company or any Subsidiary) or otherwise permitted any Person (other than the Company or any Subsidiary) to access, possess or use, any source code of any Company Software, (ii) is currently a party to any source code escrow Contract requiring the deposit of source code of any Company Software or providing for access by any other Person to source code of any Company Software, or (iii) has incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models (including Software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License or MIT, Apache or Public Domain licenses) (“Open Source”) in, or used any Open Source in connection with, any Company Software (or derived any Company Software from any Open Source) in a manner that (A) would subject any source code of any Company Software to the terms of an Open Source license, (B) requires the contribution, licensing, provision or public disclosure to any Person of any source code of such Company Software or (C) imposes limitations on the Company’s or any Subsidiary’s right to require royalty payments with respect to, or restricts further distribution of, such Company Software.

(j)        Except as set forth on Schedule 4.13(j), all Persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property purportedly owned by the Company or the Subsidiaries have signed written agreements assigning all of their respective rights in such Intellectual Property to the Company or the relevant Subsidiary, as applicable, and neither the Company nor any Subsidiary has received any written claims from other Persons alleging ownership interests in the same. The transactions contemplated hereby shall not grant to or allow any Person any ownership interest in, right to license or use, or protection from any Legal Proceedings regarding any Intellectual Property owned by the Company or the Subsidiaries.

(k)        The Company Software, Websites and Information Technology Systems that are (i) owned or operated by, or under the reasonable control of, the Company and the Subsidiaries and (ii) material to the operation of the Websites, and, to the Knowledge of the Company, all other Company Software, Websites and Information Technology Systems that are owned or operated by, or under the reasonable control of, the Company and the Subsidiaries: (A) are free from any defect, bug, virus or programming, design or documentation error or corruptant that would have a material effect on the operation of the Company or any Subsidiary and (B) operate and run in a manner sufficient for the Company and the Subsidiaries to operate their respective businesses as currently conducted; provided, however, that no representation and warranty is made with respect to any loss or impairment of access to or availability, functionality or performance of any of the Websites as a result of any Internet or network disruption or outage beyond the reasonable control of the Company or any Subsidiary.

(l)        All material Information Technology Systems are (i) owned by the Company or one of the Subsidiaries or are leased or licensed by the Company or one of the Subsidiaries pursuant to a written Contract that is valid with respect to the Company or such Subsidiary and, to the Knowledge of the Company, each other party thereto; (ii) except as set forth on Schedule 4.13(l), in the exclusive possession and control of the Company and/or any Subsidiary (or, in the case of any Software embedded in hardware included in such Information Technology Systems, the copy of such Software licensed to the Company or any Subsidiary is in the exclusive possession and control of the Company and/or such Subsidiary); and (iii) free from any Lien (other than Permitted Liens or any obligations under such written Contracts). The Company and/or its Subsidiaries possess documentation and materials reasonably necessary to enable a reasonably skilled technician in the software industry to use, operate, support and maintain the Company Software. The material Information Technology Systems have security, back up and disaster recovery arrangements which are in accordance with industry practice.

4.14    Material Contracts.

(a)        Schedule 4.14(a) sets forth all of the following Contracts (excluding, for the purposes of Section 4.14 in its entirety (except Section 4.14(a)(x)), any Company Benefit Plan) to which the Company or any Subsidiary is a party or by which it is bound (collectively, the “Material Contracts”):

    (i)        Contracts (or any group of related Contracts) resulting in revenues or receipts to the Company and the Subsidiaries in excess of $75,000 annually or $150,000 in the aggregate;

    (ii)        Contracts providing for barter or reciprocal sales transactions;

    (iii)       Material Intellectual Property Licenses and other material Intellectual Property Contracts, excluding licenses for Software available on reasonable terms through commercial distributors or in consumer retail stores, or pursuant to shrink-wrap or click-through licenses, for an annual license fee of no more than $50,000 for each such license;

    (iv)       Company Property Leases and Personal Property Leases;

    (v)        Contracts that obligate the Company to pay royalties over $50,000 per year on the sale or license of Company products or use of Intellectual Property;

    (vi)       Contracts for the purchase of materials, supplies, equipment or services, including all amendments thereto involving amounts in excess of $100,000 annually;

    (vii)      Contracts related to an acquisition or sale of assets or other acquisition, divestiture, merger or similar transaction, in each case, involving consideration in excess of $250,000 and containing representations, covenants, indemnities or other obligations that are still in effect;

    (viii)     Contracts for joint ventures, strategic alliances or partnerships;

    (ix)       (A) Contracts containing covenants of the Company or any of its Subsidiaries not to engage in any line of business or compete with any Person or to operate in any geographical area, including non-competition, non-solicitation and standstill obligations, exclusively rights and “most favored nation” provisions, or (B) Contracts requiring the Company to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;

    (x)        Labor or collective bargaining Contracts;

    (xi)       Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than Permitted Liens) on any material tangible assets of the Company and the Subsidiaries; and

    (xii)      Contracts (or any group of related Contracts) which involve expenditures or payment obligations of more than $75,000 annually or $150,000 in the aggregate.

(b)        Subject to the receipt of any consents listed on Schedule 4.3(a) and Schedule 4.3(b) and the expiration in accordance with its terms, each of the Material Contracts is in full force and effect, is the legal, valid and binding obligation of the Company and/or any Subsidiary and, to the Knowledge of the Company, each other party thereto and is enforceable against the Company and/or any Subsidiary and each other party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in breach of or default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach thereof or default thereunder and, except as set forth on Schedule 4.3(a) and Schedule 4.3(b), no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach thereof or default thereunder by the Company or any Subsidiary or, to the Knowledge of the Company, by any other party to such Material Contract, except in each case for such a default that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No party to any of the Material Contracts has exercised any valid termination rights with respect thereto. The Company has delivered or otherwise made available to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15    Employee Benefit Plans.

(a)        Schedule 4.15(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other employee benefit plan, agreement, program, policy or arrangement (whether or not subject to ERISA, and whether formal or informal, written or oral), including all bonus, stock option, stock purchase, stock appreciation, incentive, deferred compensation, retirement, supplemental retirement, death, life insurance, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, and fringe programs, agreements, policies or arrangements and all employment, consulting, advisory, executive compensation or severance Contracts, agreements or funds, (i) for the benefit of, or relating to, any present or former employee, officer, director, independent contractor (who is an individual person) or consultant (who is an individual person) of the Company or its Subsidiaries (each a “Company Employee”), which is or has been entered into, contributed to, announced by, established by, participated in and/or maintained by the Company or any of its Subsidiaries, or (ii) under which the Company or any of its Subsidiaries has any liability, whether or not such plan is terminated (each, a “Company Benefit Plan”). Each Company Benefit Plan that is maintained in the jurisdiction of the United States or that covers any employee, consultant or independent contractor residing or working in the United States, a “US Company Benefit Plan”. Neither the Company nor any of its Affiliates or any entity, trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has in the last six (6) years contributed or has been obligated to contribute to (or otherwise liable in respect of) any “employee pension plan” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 or 412 of the Code, including any “multiemployer plan” as defined in Section 3(37) of ERISA. Except as set forth on Schedule 4.15(a), the Company has made available to Parent current, correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), including, to the extent applicable, all plan documents, summaries of material modifications and amendments related to such plans, (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each US Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and, if applicable, the most recent financial statements or actuarial reports (iv) each trust agreement and insurance or group annuity contract relating to any US Company Benefit Plan.

(b)        All US Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination or prototype opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination or opinion letter or, if no determination letter exists, application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination or opinion letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c)        Except as set forth on Schedule 4.15(c), (i) Each Company Benefit Plan conforms to, and in its operation and administration has been established, made available, and administered in compliance with, the terms thereof and requirements of applicable Law (including ERISA and the Code) or Orders and (ii) all material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans and Applicable Law have been timely made or, to the extent not yet payable, have been appropriately accrued for and reflected on the Financial Statements.

(d)        Except as set forth on Schedule 4.15(d), (i) There has been no “prohibited transaction” (as such term is defined in Section 406 of ERISA) with respect to any US Company Benefit Plan; (ii) there are no claims pending with respect to any Company Benefit Plan (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated against any Company Benefit Plan, nor are there any current or, to the Knowledge of the Company, threatened, Liens on the assets of any Company Benefit Plans; (iii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such claims as described in (ii) above; (iv) no written or oral communication has been received from any Governmental Authority concerning the funded status of any Company Benefit Plan or any transfer of assets or liabilities from or to any Company Benefit Plan; and (v) there is no Order outstanding against or in favor of any Company Benefit Plan, and there are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Company Benefit Plan.

(e)        Except as set forth on Schedule 4.15(e), (i) no US Company Benefit Plan is a “multiple employer welfare arrangement,” (within the meaning of Section 3(40) of ERISA) (a “Multiple Employer Welfare Arrangement”) or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063(a) of ERISA), and (ii) none of the Company or any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiple Employer Welfare Arrangement or any single employer plan that has two or more contributing sponsors at least two of whom are not under common control. No Company Benefit Plan or other written or oral agreement exists which obligates the Company or any Subsidiary to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any Company Employee following such Person’s termination of employment or consultancy with the Company or any Subsidiary, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar Law.

(f)         Except as set forth on Schedule 4.15(f), no Company Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other events), could (i) result in severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans or (iii) give rise to the payment of any amount that would not be deductible by the Surviving Corporation by reason of Section 280G of the Code.

(g)        The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes with respect to Company Employees and, in connection with amounts paid or owing to any Company Employee, has, within the time and in the manner required by all applicable Laws, withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(h)        Schedule 4.15(h) sets forth the UK Pension Scheme. The Company has made available to Parent a current, correct and complete copy of the UK Pension Scheme, including plan documents sufficient to establish the liability of the Company and its Subsidiaries under the UK Pension Scheme to the extent the Company and its Subsidiaries have or reasonably ought to have such documents. With respect to the UK Pension Scheme: (i) to the Knowledge of the Company and its Subsidiaries, the UK Pension Scheme has been established, made available, maintained and administered in material compliance with its terms and all applicable Laws of any controlling Governmental Authority, (ii) save the obligation to pay contributions or meet insurance premiums, no material liability or obligation of the Company exists with respect to the UK Pension Scheme, (iii) true and complete details of contributions payable to the UK Pension Scheme have been provided to Parent, and no announcement or other communication to any members of the UK Pension Scheme is inconsistent with the information given in such documents and particulars, and (iv) there are no claims pending with respect to the UK Pension Scheme (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated against the UK Pension Scheme or against the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries operate any plan which covers the Company Employees in the UK and which provides defined benefits (by reference to earnings or otherwise) on retirement, death or disability (other than insured death in service benefits), or a defined contribution arrangement in connection with which there is a stated intention to provide a particular level of benefit. Notwithstanding anything in this Section 4.15 to the contrary, this Section 4.15(h) and Section 4.15(f) shall be the sole representations in Section 4.15 that cover or relate to the UK Pension Scheme.

(i)        All necessary returns of information relating to Company Stock Options granted as Enterprise Management Incentive options, or as described in Schedule 4.4(b)

(“EMI Options”) under sections 527 to 541 of and Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”), have been made to HMRC within the time limits prescribed by applicable Law to qualify the EMI Option. All the legislative conditions of Sections 527 to 541 and Schedule 5 to ITEPA required for the grant of the EMI Options were satisfied at the date of each EMI Option grant. The grants of the EMI Options were reported to HMRC within the prescribed statutory time limits. No disqualifying events (within the meaning of Sections 533 to 539 ITEPA) have taken place in relation to any of the EMI Options.

(j)         Except as would not reasonably be expected to have a Company Material Adverse Effect, each Person who performs or renders services to or for the Company has been, and is, properly classified by the Company as an employee, contractor or consultant under applicable Law. The Company and its Subsidiaries do not employ, and have not employed, any “leased employees” as defined in Section 414(n) of the Code.

(k)        The market value of the shares under the EMI Options at the date of grant was agreed with HMRC on each date of grant for the EMI Options.

4.16    Labor; Employees.

(a)        No employees of the Company or any Subsidiary are represented by any labor organization or union (which shall include any trade union, staff association, European Works Council or other Works Council or employee representatives elected under statute representing all or any of the employees of the Company or any Subsidiary, each a “Labor Organization”). Neither the Company nor any Subsidiary is a party to, or is currently negotiating, any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to employees of the Company or any Subsidiary.

(b)        There is no organizing activity, demand for recognition, representation petition or proceeding pending or, to the Knowledge of the Company, threatened by or on behalf of any Labor Organization or group with respect to employees of the Company or any Subsidiary.

(c)        Neither the Company nor any Subsidiary has experienced any strikes, work stoppages, slowdowns, lockouts or other labor disputes within the past two years, and, to the Knowledge of the Company, none are threatened. Within the past two years, there have been no arbitrations, grievances or unfair labor practice charges or complaints brought by or on behalf of any employee, prospective employee, former employee, Labor Organization or other representative of the employees of the Company or any Subsidiary, and, to the Knowledge of the Company, none are threatened.

(d)        No complaints, charges or claims in relation to or by or on behalf of any employee, prospective employee, former employee, Labor Organization or other representative of the employees of the Company or any Subsidiary are pending or, to the Knowledge of the Company, threatened, except for those which would not reasonably be expected to have a Company Material Adverse Effect.

(e)        Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authorities or agencies relating to employees or employment practices. Neither the Company nor, to the Knowledge of the Company, any of the Company’s employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any court or Governmental Authority that would interfere with the use of such employee’s or Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

(f)         Neither the Company nor any Subsidiary has closed any plant or facility or effectuated any layoffs or redundancies of employees without complying with all relevant Laws, including the Worker Adjustment and Retraining Notification Act (together with any similar Law, state or local statute, rule or regulation, “WARN”). Within the past two years there have not been any disposals or acquisitions of a business or undertaking or part thereof by the Company or any Subsidiary held, or alleged, to have been covered by the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or the Transfer of Undertakings (Protection of Employment) Regulations 1981, or equivalent legislation in all relevant jurisdictions.

(g)        The Company and the Subsidiaries are in material compliance with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, hours, terms and conditions of employment and the termination of employment.

(h)        Except as set forth on Schedule 4.16(h), as of the date hereof, no outstanding offer of employment or engagement has been made by the Company or any Subsidiary to any person who has not yet become an employee of the Company or any Subsidiary.

(i)         To the Knowledge of the Company, no current employee of the Company or its Subsidiaries is providing services to any other business that competes in any way with the business of the Company, including any business engaged in developing social networking online services and other similar platforms.

4.17    Litigation.  Except as set forth on Schedule 4.17, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary (or pending or, to the Knowledge of the Company, threatened against any of the officers, directors or employees of the Company or any Subsidiary with respect to their business activities on behalf of the Company), or to which the Company or any Subsidiary is otherwise a party, other than that which would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is a party to any settlement agreement related to a Legal Proceeding. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is subject to any Order.

4.18    Compliance with Laws; Permits.

(a)        Except as set forth on Schedule 4.18, the Company and the Subsidiaries are, and since December 31, 2006 have been, in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.18, neither the Company nor any

Subsidiary has received any written notice of or been charged with a material violation of any applicable Law. To the Knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the material violation of any applicable Law.

(b)        Except as set forth on Schedule 4.18, the Company and the Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted. Subject to the receipt of any consents listed on Schedule 4.3(a) and Schedule 4.3(b), none of the Company or any Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound.

(c)        Neither the Company nor the Subsidiaries have at any time engaged in the business of providing financial services, gambling or pornographic products or services.

4.19    Environmental Matters.  Except as set forth on Schedule 4.19, (a) all Hazardous Materials used by the Company or any Subsidiary have been disposed of in compliance with all Environmental Laws, (b) neither the Company nor any Subsidiary has received any written notice of any noncompliance of the Facilities or of its past or present operations with Environmental Laws, or that it has any liability or obligation relating to Hazardous Materials, and, to the Knowledge of the Company, there is not basis for such notices or claims, (c) no written notices, administrative actions, Legal Proceedings or Orders, are pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary relating to Hazardous Materials or a violation of any Environmental Laws, and neither the Company nor any Subsidiary is party to agreements concerning any violation of Environmental Laws or Hazardous Materials, (d) the Company and the Subsidiaries have at all times complied with all Environmental Laws, and (e) the Company and the Subsidiaries have all Permits and licenses required to be issued in connection with Environmental Laws and the Company, and the Subsidiaries are, and at all times have been, in compliance with the terms and conditions of such Permits and licenses, except for such violations and failures to be in compliance described in clauses (a) through (e) that would not, individually or in the aggregate, constitute, or reasonably be expected to constitute, a Company Material Adverse Effect. This Section 4.19 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, including, without limitation, any arising under Environmental Laws or related to Hazardous Materials. The Company has made available to Parent a copy of all written studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Laws affecting the Company or any of its Subsidiaries that are in the possession of the Company or any of its Subsidiaries.

4.20    Insurance.  Set forth on Schedule 4.20 is a complete and correct list of all insurance policies and all fidelity bonds currently held by or applicable to the Company or any Subsidiary setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and the Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. To the Knowledge of the Company, there is not any threatened termination of, or premium increase with respect to, any of such policies and bonds.

4.21    Related Party Transactions.  Except as set forth on Schedule 4.15(a) and Schedule 4.21, none of (a) the directors, officers, employees, consultants or stockholders of the Company or any Subsidiary, or (b) any Affiliate or family members of any director, officer or five-percent (5%) stockholder of the Company or any Subsidiary, is a party to any Contract with the Company or any Subsidiary.

4.22    Bank Accounts.  Schedule 4.22 contains a complete and correct list of each bank account or safe deposit box of the Company and the Subsidiaries, the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes, and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.22, no Person holds a power of attorney to act on behalf of the Company or any Subsidiary.

4.23    Company Metrics.  Attached as Schedule 4.23 are certain historical metrics derived from the Company’s records and databases which are used and relied upon by the Company’s management in evaluating certain aspects of the Company’s business.

4.24    Financial Advisors.  Except as disclosed on Schedule 4.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof. A true and complete copy the engagement letter between the Company and each Person identified on Schedule 4.24 has been delivered to Parent.

4.25    No Restrictions on the Merger; Takeover Statutes.  The Company has taken all action required to be taken by it in order to exempt this Agreement, the Consent Agreement, the Merger and the transactions contemplated hereby and thereby (and this Agreement, the Consent Agreement, the Merger and the transactions contemplated hereby and thereby are exempt) from, any “fair price”, “moratorium”, “control share”, “affiliate transaction”, “business combination” or other applicable takeover Laws (collectively, “Takeover Statutes”) of Delaware and California. The provisions of Section 203 of the DGCL do not apply to the Merger.

4.26    Certain Business Practices.  Neither the Company nor the Subsidiaries nor any director, officer, employee, consultant or agent acting on behalf of the Company or the Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other similar unlawful payment under any similar foreign Laws. To the Knowledge of the Company, no officer or director of the Company and the Subsidiaries is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

4.27    No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV, the Company does not make any representation or warranty (whether express or implied) with respect to the Company or its Subsidiaries or their respective businesses, operations, rights, assets, liabilities, condition (financial or otherwise) or results of operations, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date hereof and as of the Closing as follows:

5.1      Organization and Good Standing.

(a)        Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and carry on its business, and is authorized to do business as a foreign limited liability company or corporation and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

(b)        Except for the obligations incurred in connection with its organization or the negotiation or consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

5.2      Capital Structure.  The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock. One hundred shares of Merger Sub Common Stock are issued and outstanding and owned by Parent.

5.3      Authorization of Agreement.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors or board of managers, as applicable, of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This

Agreement has been, and, when executed at Closing, each other Transaction Document to which it is a party will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.4      Conflicts; Consents of Governmental Authorities.

(a)        None of the execution and delivery by Parent and Merger Sub of this Agreement and of the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, or result in the creation of a Lien (except Permitted Liens) on any of Parent’s or Merger Sub’s properties or assets pursuant to, any provision of (i) the limited liability company operating agreement of Parent, (ii) the certificate of incorporation or bylaws of Merger Sub, (iii) any Contract material to Parent and its subsidiaries taken as a whole or material Permit issued to or to which Parent or any of its subsidiaries is a party or by which any of the properties or assets of Parent or any of its subsidiaries are bound, (iv) any Order of any Governmental Authority specifically applicable to Parent or any of its subsidiaries or any of the properties or assets of Parent or any of its subsidiaries as of the date hereof, or (v) any applicable Law, except, in the case of clauses (iii), (iv) and (v), for such conflicts, violations or defaults that would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

(b)        Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) filings required under, and compliance with other applicable requirements of, Antitrust Laws, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Parent, Merger Sub or any other subsidiaries of Parent in connection with the execution and delivery of this Agreement or any other Transaction Document by Parent or Merger Sub, the compliance by Parent or Merger Sub with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than consents, waivers, approvals Orders, Permits, authorization, declarations or notices which if not obtained or made would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

5.5      Sufficiency of Funds.  Parent and Merger Sub collectively have, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration and to perform their obligations hereunder.

5.6      Disclaimer.  Parent has received financial projections, predictions and forecasts, both in writing and orally, with respect to the Company by the Company or its agents and representatives. Parent acknowledges that there are uncertainties inherent in any such projections, predictions and forecasts, and Parent is familiar with such uncertainties. Parent has made its own evaluation of all such information and acknowledges that none of the Company and its officers, directors, employees, stockholders, Affiliates, representatives and agents is making any representations or warranties with respect to such information, except for the specific representations and warranties set forth in Article IV.

5.7      No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub makes any representation or warranty (whether express or implied) with respect to Parent or Merger Sub or their respective businesses, operations, rights, assets, liabilities, condition (financial or otherwise) or results of operations.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1      Conduct of the Business Pending Closing.  Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business in all material respects. Without limiting the foregoing, the Company shall use its commercially reasonable efforts to preserve intact the business organization, existing business relationships and assets of the Company and the Subsidiaries, and to keep available the services of the present officers, employees and consultants of the Company and the Subsidiaries.

6.2      Restrictions on the Conduct of the Business Pending Closing.  Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as set forth on Schedule 6.2 or as expressly contemplated by this Agreement, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any Subsidiary to:

(a)        (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; or (ii) repurchase, redeem or otherwise acquire, directly or indirectly, any outstanding shares of Company Capital Stock or other securities of, or other ownership interests in, the Company or any Subsidiary other than the repurchase pursuant to Company Benefit Plans in effect as of the date of this Agreement of stock held by employees terminated in the Ordinary Course of Business;

(b)        issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock or any securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any shares of capital stock, other than the issuance of shares of Company Common Stock pursuant to the conversion or exchange of any Company Preferred Stock or the exercise of Company Stock Options outstanding as of the date of this Agreement;

(c)        effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of the Company or any Subsidiary;

(d)        amend (including as a result of a merger or consolidation) the certificate of incorporation, bylaws or other comparable organizational documents of the Company or any Subsidiary;

(e)        except as expressly contemplated by this Agreement (including this Section 6.2(e)), or required by applicable Law or the terms of any existing Company Benefit Plan, (i) increase the level of base salary, bonuses or benefits payable or to become payable by the Company or any Subsidiary to any Company Employee, (ii) grant any bonus, benefit or other direct or indirect compensation to any Company Employee, other than (A) any individual cash bonus to any Company Employee in an amount not to exceed $25,000, or (B) any cash bonuses to Company Employees in an aggregate amount not to exceed $250,000, in each case, to the extent paid prior to the Closing, (iii) enter into any deferred compensation, severance, termination, non-competition or similar agreement or arrangement (or amend any such agreement or arrangement) involving a Company Employee, other than a severance or termination agreement or arrangement entered into with a Company Employee terminated for “cause” and for an amount not to exceed ten percent (10%) of such Company Employee’s base salary, (iv) establish, adopt, enter into, amend or terminate (or grant any consent with respect to) any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) accelerate the vesting or modify any terms of any outstanding Company Stock Option or award of Restricted Stock, other than as expressly contemplated by this Agreement, (vi) make any changes to any other material terms and conditions of employment (contractual or non-contractual) of any Company Employee, except in the Ordinary Course of Business, (vii) hire any Person who would become a Company Employee other than in accordance with the Company’s annual hiring plan as set forth on Schedule 6.2, or (viii) terminate any Company Employee without “cause” (it being understood that the failure by any Company Employee to sign a waiver and release in connection with the transactions contemplated by this Agreement shall not constitute “cause”);

(f)        (i) incur any Indebtedness or issue any debt securities or any warrants or rights to acquire any debt security, other than debt, after consultation with Parent, in an aggregate amount not in excess of $500,000 and otherwise on reasonable commercial terms, (ii) assume, guarantee or endorse or otherwise become responsible for, any Indebtedness or obligations of any other Person, (iii) enter into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, (iv) make any loans or advances to any Person (including to any Company Employee), other than routine advances for expenses to employees of the Company in the Ordinary Course of Business, or (v) cancel, forgive or discharge in whole or in part any outstanding loans or advances due to, or claims of, the Company or waive any rights of material value to the Company, including with respect to Company Employees;

(g)      (i) sell, assign, license, transfer, sublease, convey, lease or otherwise dispose of any properties or assets of the Company and the Subsidiaries, (ii) create, incur or cause to be subjected to any Lien on any of the properties or assets of the Company and the Subsidiaries (including any accounts receivable), in each case, to the extent such assets are valued in excess of $250,000 in the aggregate, except in the Ordinary Course of Business or (iii) allow the expiration, abandonment or lapse of (or take any action that will necessarily result in the expiration, abandonment or lapse of) any material Registered Intellectual Property of the Company and the Subsidiaries;

(h)      (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in, or assets or properties of, any other Person other than an acquisition of assets of another Person (excluding equity securities owned by such Person) in the Ordinary Course of Business for an aggregate amount not to exceed $250,000 in the aggregate or (ii) organize any corporation, limited liability company, partnership, joint venture, trust or other entity;

(i)      enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any Labor Organization with respect to the Company or any Subsidiary;

(j)      make a material change in its Tax reporting principles, methods or policies other than as required by a Government Authority or Law, make, rescind or otherwise change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(k)      except as required by Law, make any material change in its accounting or cash management policies, procedures or practices (including with respect to reserves, revenue recognition, timing for payments of accounts payable and collection of accounts receivable), including altering the normal timing for payment of accounts payable or collection of accounts receivable outside of the Ordinary Course of Business;

(l)      (i) during the two (2) month period following the date hereof, enter into any Contract that if entered into prior to the date hereof would be a Material Contract; (ii) materially modify, materially amend or extend (other than automatic extensions pursuant to its terms), transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (iii) enter into any Contract with any music publishing company or performing rights organization, other than standard license agreements; or (iv) enter into, extend or cancel or terminate any Contract with respect to Real Property; provided, however, that if a third party should terminate a Material Contract, the Company shall consult with Parent and may enter into a Material Contract with substantially the same material terms as such terminated Material Contract;

(m)        after the two (2) month period following the date hereof, enter into any Contract outside the Ordinary Course of Business;

(n)        authorize or make any capital expenditures in excess of $150,000 outside of the Ordinary Course of Business;

(o)        commence any Legal Proceeding, other than a Legal Proceeding seeking a non-monetary remedy, seeking equitable relief, seeking to enforce the Company’s rights under this Agreement or involving other claims that would not reasonably be expected to be material to the Company or the Surviving Corporation;

(p)        settle, consent to judgment or otherwise compromise any Legal Proceeding or (ii) make any material filings in any Legal Proceeding (it being understood that, without limiting the foregoing, the Company shall coordinate with Parent its conduct of, and provide information reasonably requested by Parent with respect to, Legal Proceedings and will consider in good faith Parent’s comments and requests with respect thereto);

(q)        other than routine advances for expenses to employees of the Company in the Ordinary Course of Business, directly or indirectly, engage in, enter into or modify or amend any Contract with any of the directors, officers, employees, consultants, stockholders or other Affiliates of the Company or any Subsidiary, or any of their respective Affiliates or family members;

(r)        commence any proceeding for any voluntary liquidation, dissolution, or winding up of the Company, including initiating any bankruptcy proceedings on behalf of the Company; or

(s)        authorize, recommend, propose, promise or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or commitment to do any of the foregoing.

6.3      No Solicitation or Negotiation.  From the date hereof until the earlier of the termination of this Agreement and the Effective Time, without limiting Sections 6.1 and 6.2, the Company will not (nor will the Company permit any Subsidiary or any of its or their officers, directors, employees, agents, or representatives to) directly or indirectly, take any of the following actions with any Person other than Parent, its representatives or Affiliates: (a) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company Capital Stock or any other equity interest in the Company, or any material part of its Intellectual Property or other assets; (b) provide information with respect to it to any Person, other than Parent, its representatives or Affiliates, relating to, or otherwise cooperate with or facilitate any effort or attempt by any such Person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company Capital Stock or any other equity interest in the Company or any material part of its Intellectual Property or other assets; or (c) enter into any agreement with any Person providing for the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company Capital Stock or any other equity interest in the Company or any material part of its Intellectual Property or other assets. The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any Persons conducted on or prior to the date hereof with respect to, or that would reasonably be expected to result in, the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company Capital Stock or any other equity interest in the Company or any material part of its Intellectual Property or other assets. Notwithstanding the foregoing, nothing in this Section 6.3 shall, or shall be deemed to, prohibit the Company from issuing shares of Company Common Stock pursuant to the conversion or exchange of any Company Preferred Stock or pursuant to the exercise of Company Stock Options, in each case, outstanding as of the date of this Agreement.

6.4      Information Statement; Stockholder Notice.

(a)        Prior to the Effective Time, the Company shall prepare and circulate to the stockholders of the Company an information statement containing certain information regarding the transactions contemplated by this Agreement and the Merger (the “Information Statement”).

(b)        Promptly following the execution of this Agreement, but in no event later than ten (10) days following the receipt of the Company Requisite Vote, the Company will send notice of such action to its stockholders pursuant to Section 228(e) of the DGCL, which notice may be set forth in the Information Statement.

(c)        Any materials to be submitted by the Company to the stockholders of the Company in connection with this Agreement or the transactions contemplated hereby shall be subject to Parent’s advance review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

6.5      Stockholder Approval of Parachute Payments.  As soon as practicable following the execution of this Agreement but in any case prior to the Closing, the Company shall (a) use its commercially reasonable efforts to secure from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and (b) seek the approval of its stockholders in a manner that is intended to comply with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, which shall include adequate written disclosure to all stockholders prior to such vote, of any (i) such Waived 280G Benefits and (ii) other potential payments and/or benefits that, if paid or made by the Company or its Subsidiaries, would be deemed to constitute

“excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (“Other 280G Benefits”). Prior to obtaining such waivers, and prior to seeking such stockholder approval, the Company shall provide drafts of such waivers and such stockholder approval materials to Parent for its review and approval of the form, which approval shall not be unreasonably withheld or delayed. Prior to the Effective Time, the Company shall deliver to Parent evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 6.5 and that either (A) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits and Other 280G Benefits (the “280G Approval”), or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits and the Other 280G Benefits shall not be made or provided (and, in such case, the Merger Consideration (and all elements thereof) shall be reduced by the amount of the Waived 280G Benefits and the Other 280G Benefits not paid or made).

6.6      Birthday Alarm Patent.

(a)        Prior to the Closing, the Company agrees to negotiate in good faith with Birthday Alarm, LLC, a California limited liability company (“Birthday Alarm”), with respect to the terms and conditions of a written license agreement, whereby the Company will grant to Birthday Alarm an exclusive (as against third Persons (subject to Section 6.6(b)(iv) below), but not as against the Company and its Affiliates), fully paid-up, royalty-free, perpetual, irrevocable license under the Licensed Patent (as defined in Section 6.6(d) below) to make, have made, use, sell, offer to sell, import, export and otherwise exploit any products and services, or practice any method, within the field of electronic, digital and/or online (i) postcards and greeting cards (including e-cards) and (ii) reminders and notifications regarding recurrent events (including birthdays, anniversaries and holidays) ((i) and (ii), collectively, the “Birthday Alarm Field of Use,” and such license agreement, the “Birthday Alarm License Agreement”). The Company agrees to execute, prior to or on the Closing, the Birthday Alarm License Agreement on terms and conditions mutually agreed upon by the Company and Birthday Alarm that are customary in licenses of this nature and are not inconsistent with the terms in this Section 6.6(a) and Section 6.6(b). Parent shall have a right to approve and/or consult regarding the terms of the Birthday Alarm License Agreement, to the extent permitted by applicable Law.

(b)        The Company further agrees that the Birthday Alarm License Agreement shall provide that (i) Birthday Alarm may sublicense its license within the Birthday Alarm Field of Use, (ii) Birthday Alarm may assign the Birthday Alarm License Agreement only to an acquirer of all or substantially all of the stock or assets of Birthday Alarm or of the business of Birthday Alarm to which the Birthday Alarm License Agreement relates (whether by merger, acquisition, operation of law or otherwise), (iii) Birthday Alarm may enforce the Licensed Patent within the Birthday Alarm Field of Use, (iv) the Company may license other Persons under the Licensed Patent outside the Birthday Alarm Field of Use, (v) the Company may not license other Persons under the Licensed Patent within the Birthday Alarm Field of Use, except as may be necessary in connection with settling a patent infringement Legal Proceeding brought against the Company or its Affiliates, (vi) if the Company decides to assign, sell, transfer or convey the Licensed Patent (or any patent application or patent included therein, as the case may be) to a non-Affiliate other than in connection with the sale (whether an asset or equity sale) of the Company or any business to which the Licensed Patent relates, then Birthday Alarm will have a reasonable right of first offer on mutually-agreed terms to acquire the Licensed Patent (or such patent application or patent included therein, as the case may be) on commercially reasonable terms, and (vii) if the Company decides not to continue with the prosecution or maintenance of any patent application or patent included within the Licensed Patent, Birthday Alarm shall have the right to take over such prosecution or maintenance in its own name and at its own cost, and, if Birthday Alarm exercises such right, the Company agrees to assign to Birthday Alarm all of the Company’s right, title and interest in and to such patent application or patent, provided that Birthday Alarm simultaneously executes a non-exclusive license to the Company under said patent application or patent in all fields of use, on terms that are customary in licenses of this nature.

(c)        On or before the Closing Date, the Company shall cause Birthday Alarm to execute and record with the U.S. Patent and Trademark Office (“PTO”) all written assignments and other documents necessary to vest with the Company sole and exclusive ownership of U.S. Patent Application Serial No. 11/546,159, entitled “Multi-Media Tool for Creating and Transmitting Artistic Works” (the “’159 Patent Application”) and any U.S. patent, continuation, divisional, reissue or re-examination issuing therefrom, free and clear of all Liens.

(d)        “Licensed Patent” means: (i) the ’159 Patent Application and any U.S. patent issuing thereon; and (ii) any continuation, continuation-in-part (to the extent claiming priority from the ’159 Patent Application), divisional, reissue or re-examination of the ’159 Patent Application or any patent issuing thereon.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1      Access to Information.

(a)        From the date hereof until the earlier of the termination of this Agreement or the Effective Time, subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s properties, books, Contracts and records (including books and records relating to Taxes) and the Company shall furnish promptly to Parent information concerning its business and properties (including Intellectual Property) as Parent may reasonably request (provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company); provided, however, that if the Company reasonably and in good faith determines that the provision of such access or information would violate applicable Law or an obligation of confidentiality under a Contract with a third-party or jeopardize the protection of the attorney-client privilege, then the Company (i) may limit such access or information only to the extent the provision of such access or information is restricted and (ii) shall reasonably cooperate with Parent to eliminate or limit such restriction and allow such access or information to the maximum extent possible, including by providing such access or information to Parent’s attorneys, accountants, consultants or other advisors, providing a summary of such information and/or making such information available in a “clean room” or similar place where access is restricted to Persons permitted to view such information. Until the Effective Time, the information provided will be subject to the terms of the Non-Disclosure Agreement, and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated by this Agreement

(b)        Prior to the Effective Time, Parent, Merger Sub and each of their representatives shall not contact and communicate with the customers and suppliers of the Company and the Subsidiaries in connection with the transactions contemplated by this Agreement without the prior written consent of the Company; provided, however, that the prior written consent of the Company shall not be required for Parent to contact or communicate with any customers or suppliers of the Company or the Subsidiaries which are also customers or suppliers, as the case may be, of Parent to the extent that such contact or communication is limited to discussions about the business of Parent and does not involve the Company or the transactions contemplated by this Agreement; provided, further, however, that the prior written consent of the Company shall not be required for Parent to engage in discussions with any such Person about the transactions contemplated hereby if such discussions are limited to matters contained in a script to be mutually agreed upon by the Company and Parent.

7.2        Confidentiality.  The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated as of December 17, 2007 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

7.3        Public Disclosure.  The Company, the Stockholder Representative and Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to the Transaction Documents and the transactions contemplated hereby. Except as otherwise required by applicable Law or by the rules and regulations of the New York Stock Exchange, none of Parent, the Stockholder Representative or the Company shall, without obtaining the prior written approval of the others, issue any press release or make any public announcement concerning the Transaction Documents or the transactions contemplated hereby; provided that, to the extent disclosure is required by applicable Law or the rules and regulations of the New York Stock Exchange, the party intending to make such disclosure shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

7.4      Employee Compensation and Benefits.

(a)        The Company shall use reasonable best efforts to provide, within ten (10) Business Days following the date of this Agreement, (i) a list of all directors and officers of the Company and the Subsidiaries, (ii) a list of all other current Company Employees, and (iii) for each individual identified in clause (i) or (ii), such Person’s W-2 compensation (or the equivalent under foreign Law) for 2007, annual base salary and bonus opportunity for 2008, year-to-date compensation, job title, notice period and date of hire. Within ten (10) Business Days following the date of this Agreement, Parent shall, or shall cause one of its Subsidiaries to, extend to each of the persons listed on Schedule 8.3(e)(i) and each of the other full-time employees of the Company located in the United States written offers of employment with the Surviving Corporation, Parent or its Subsidiaries on the terms and conditions set forth in the offer letters and restrictive covenant agreements and the spreadsheet provided to the Company by Parent by emails to Joanna Shields sent by David Thornton on March 9 at 1:48 a.m. (such email applies to the extent not otherwise superseded by one of the following emails), March 11, 2008 at 2:00 p.m. and March 12, 2008 at 10:35 a.m.

(b)        Following the Closing Date and for twelve (12) months thereafter, Parent shall (or shall cause one or more of its Subsidiaries to) provide to employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue their employment after the Effective Time (such employees, the “Continuing Employees”) with employee benefits that are substantially similar in the aggregate to those employee benefits provided to similarly situated employees of Parent and its Subsidiaries from time to time.

(c)        For all purposes under employee benefit plans, policies and arrangements of Parent or its Subsidiaries (including the Surviving Corporation) following the Closing Date, each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Closing Date, to the same extent permitted under such plan and to the extent such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Company Benefit Plan, except to the extent such credit would result in a duplication of benefits (and excluding any defined benefit plan, policy or arrangement). In addition, to the extent permitted under the applicable plan (i) Parent shall cause each Continuing Employee (and his or her eligible covered spouse and dependents) to be immediately eligible to participate, without any waiting time, in the welfare benefit plans offered by Parent or any Subsidiary to the extent coverage under any such welfare plans replaces coverage under the comparable welfare benefit plan in which such Continuing Employee participated immediately before the Closing Date (collectively, the “Old Plans”), unless such waiting time applied under the Old Plans immediately prior to the Closing; and (ii) for purposes of each welfare benefit plan of Parent or a Subsidiary, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Continuing Employee and his or her covered dependents (unless such exclusions or requirements applied under the Old Plans immediately prior to the Closing), and Parent shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding benefit plan of Parent or a Subsidiary begins to be taken into account under such plan for purposes of satisfying all deductible requirements, co-insurance and out-of-pocket maximums applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such plan. Notwithstanding the foregoing language in this Section 7.4(c), Parent reserves the right to continue to provide to the Continuing Employees benefits under one or more Company Benefit Plans as in effect prior to Closing.

(d)        Prior to the Closing, the Company shall, in its reasonable discretion and in compliance with applicable Law, provide Parent with access to current Company Employees so that Parent may (i) provide information about its (or any of its Subsidiaries’) employee benefit plans (to the extent such plans will be made available to such employees), (ii) conduct employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Parent), and (iii) meet with current Company Employees (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and Parent. Without limiting any other provision in this Agreement, in the event the Company prepares written materials or other communications for employees in connection with the transactions contemplated by this Agreement, Parent shall have the right to review, and consult with the Company about, such materials and communications.

(e)        The Company shall cooperate with Parent to effect the following actions to the extent requested by Parent in writing prior to the Closing Date: (i) causing one or more Company Benefit Plans to terminate in accordance with its terms as of the Closing Date, (ii) causing benefit accrual or entitlement under any Company Benefit Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Benefit Plan in accordance with its terms, (iv) facilitating the merger of any Company Benefit Plan into any employee benefit plan maintained by Parent (or any of its Subsidiaries) in accordance with its terms and (v) terminating any arrangements the Company or its Subsidiaries have with any professional employer organization, employee leasing organization or human resources outsourcing provider; provided, however, that nothing herein shall require the Company or its Subsidiaries to take any action that (i) would reasonably be expected to cause the Company or any of its Subsidiaries to incur costs or other liabilities, (ii) could be irrevocable in the event the Closing is delayed or this Agreement is terminated or (iii) is within the control or is otherwise at the discretion of a third party.

(f)        The Company and Parent hereby agree that, pursuant to Revenue Procedure 2004-53, Parent agrees to provide the Company Employees, to the extent applicable, with Forms W-2, Wage and Tax Statement, setting forth the wages paid and taxes withheld with respect to the calendar year in which the Closing occurs; provided, that Parent shall not be in breach of this Section 7.4(f) if the applicable information is not timely available from the Company’s professional employee organization so long as the Company uses its reasonable best efforts to obtain such information.

(g)        Prior to the Closing, the Company shall take the following actions in respect of the Company Stock Options:

    (i)        Valuation Reports. Promptly following the date of this Agreement, the Company shall engage The Brenner Group, Inc. to prepare valuation reports (“Valuation Reports”) for shares of the Company Common Stock as of the close of business on each of September 12, 2007, November 5, 2007, January 8, 2008 and February 1, 2008 (as applicable, the “Grant Dates”). Such Valuation Reports shall specify the fair market value per share of Company Common Stock on each applicable grant date (as applicable, the “FMV”); provided that if Parent and the Company mutually agree that such determination is unreasonable (such agreement not be unreasonably withheld), FMV per share of Company Common Stock (as applicable) shall be mutually agreed by Parent and the Company (such agreement not be unreasonably withheld). The Company and Parent shall negotiate in good faith following receipt of the Valuation Reports to determine whether to seek HRMC’s agreement as to FMV with respect to EMI Options.

    (ii)        Modification of Section 409A Options. At least ten (10) days prior to the Closing, the Company shall amend the terms of each Company Stock Option granted by the Company on or after September 12, 2007 to any Person subject to taxation in the United States (the “Modified Options”) to provide, contingent on the Closing, that:

(A) the Surviving Corporation shall be obligated to pay, on January 2, 2009, to the holder of such Modified Option an amount equal to (1) the applicable FMV in respect of such Modified Option, multiplied by the aggregate number of shares of Company Common Stock subject to such Modified Option, less (2) the aggregate cash exercise price payable upon exercise in full of such Modified Option (calculated prior to the application of clause (B) below) (the amounts payable under this clause (A) in respect of any Modified Option, the “Deferred Compensation Payment” and the aggregate amounts payable under this clause (A) in respect of all Modified Options, the “Aggregate Deferred Compensation Payment”); and

(B) the exercise price per share of Company Common Stock under such Modified Option shall equal the FMV as of the applicable Grant Date of such Company Stock Option, and the amount payable upon Closing in respect of each Modified Option pursuant to Section 3.1(g) shall be determined based on this exercise price (such amount, the “Closing Option Payment”).

Except as provided in Section 3.1, all other terms, including the vesting terms, of the Modified Options shall remain unchanged; provided that, for the avoidance of doubt, the amount of any Deferred Compensation Payment payable to any holder of a Modified Option shall be reduced pro rata to the extent that any portion of the Modified Option is forfeited as a result of a termination of the holder’s services to, or employment with, the Company and its Subsidiaries prior to the Closing. The amendment of the Modified Option (including the creation of the Deferred Compensation Payment) is intended to comply in all respects with the procedures for modifying “discount options” under IRS Notices 2007-86 and 2006-79. The Deferred Compensation Payment shall constitute an unsecured, unfunded, non-transferable deferred compensation instrument. Following the date hereof and prior to Closing, Parent and the Company shall negotiate in good faith to enter into a guarantee of the Deferred Compensation Payment in a form reasonably agreed to by Parent and the Company pursuant to which Parent will unconditionally and irrevocably guarantee such payments. Such guarantee shall be effective as of the Closing and shall accrue to the benefit of the recipients of the Deferred Compensation Payments.

    (iii)        At least five (5) days prior to the Closing, the Company shall provide each holder of a Modified Option with a written notice describing the amendments and rights described in this Section 7.4(g) and such holder’s rights in respect of the Modified Option and the Aggregate Deferred Compensation Payment.

(h)        Nothing contained in this Agreement (including Section 8.3 and this Section 7.4), express or implied, shall (i) be construed to restrict in any way the ability of Parent, the Surviving Corporation or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any current Company Employee, (B) to amend, terminate or modify any Company Benefit Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the Surviving Corporation or their ERISA Affiliates at any time or from time to time or (C) grant any Company Employee any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Parent, the Company, or any of its ERISA Affiliates, including any Company Benefit Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, director, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

7.5      Tax Matters.

(a)        Parent and the Company shall each be responsible for and shall pay 50% of transfer, stamp, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Taxes) incurred in connection with this Agreement and the transactions contemplated hereby.

(b)        Parent shall be entitled to make elections under Treasury Regulation Section 301.7701-3(c)(1)(i), effective prior to the Closing Date, to cause Bebo UK Ltd and Bebo PTY Limited to be classified as an entity that is disregarded as separate from its owner. The Company and the Stockholder Representative shall cooperate with Parent with respect to such election. The Company and the Stockholder Representative shall cooperate with Parent to file for Section 9100 Relief with respect to Bebo UK Ltd if Parent so elects.

(c)        For any taxable period of the Company or any Subsidiary (or any predecessors) ending on or before the Closing Date (“Pre-Closing Tax Period”), Parent or the Surviving Corporation shall prepare or cause to be prepared, and file or cause to be filed with the appropriate taxing authorities, all Tax Returns required to be filed. The amount of such Taxes due with respect to such Tax Returns shall be paid from the Escrow Account; provided, however, that no such Tax Return shall be filed without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld). For any taxable period of the Company or any Subsidiary that begins on or before and ends after the Closing Date (“Straddle Period”), Parent or the Surviving Corporation shall timely prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns. The amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date pursuant to Sections 10.2(a)(vi)(A) and (B) with respect to the taxable periods covered by such Tax Returns shall be paid from the Escrow Account; provided, however, that no such Tax Return shall be filed without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld).

(d)        If any Indemnitee becomes aware of any claim with respect to Taxes of the Company or any of the Subsidiaries, which if successful, may result in an Indemnification Claim, Parent shall promptly notify the Stockholder Representative in writing of such claim (a “Tax Claim”). Parent shall have the right to control the defense of such Tax Claim; provided, however, that the Stockholder Representative shall be entitled to participate in, and shall be entitled to be kept reasonably informed and to reasonably consult with Parent in any such defense; provided, further, however, that Parent shall not settle such claim without the consent of the Stockholder Representative.

(e)        Parent shall pay or cause to be paid to the Stockholder Representative on behalf of the Escrowed Holders, any refunds or credits (to the extent elected in lieu of a refund) of Taxes with respect to the Pre-Closing Tax Period or with respect to the portion of Straddle Period ending the Closing Date (including interest thereon) received by or credited to Parent, the Company or any Subsidiary within thirty (30) Business Days after the receipt of such refund or the realization of such credit; provided that such refund or credit shall not be required to be paid to the extent it is paid pursuant to a claim of refund or credit filed with the appropriate taxing authorities more than eighteen (18) months after the Closing Date. Parent shall not, and shall cause the Company, the Subsidiaries and their Affiliates not to, carryback any loss, deduction or credit that arises after the Closing (including the portion of any Straddle Period beginning after the Closing Date), including, without limitation, any deduction referred to in Section 3.1(k), to any Pre-Closing Tax Period (or the portion of any Straddle Period ending after the Closing Date). In the event that any deduction described in Section 3.1(k) should be, by reason of a final determination of the applicable taxing authority, treated as arising in a Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date), then any refund or credit for such period shall be calculated on a hypothetical basis and allocated as follows: (i) any refund or credit that would have arisen by taking into account all items of income, gain, loss, deduction or credit of the Company or any Subsidiary other than the deduction described in Section 3.1(k) shall be for the account of the Stockholder Representative on behalf of the Escrowed Holders and (ii) any refund or credit in excess of the amount described in clause (i) shall be for the account of Parent. Parent shall to pay the Stockholder Representative such hypothetical refund within thirty (30) Business Days of such final determination by the applicable taxing authority. Upon receipt of any refund or credit the Stockholder Representative shall be obligated to distribute any such refund or overpayment amount to the Escrowed Holders in accordance with their Proportionate Interest. Parent and the Surviving Corporation shall have no responsibility or liability for the distribution of any such amounts by the Stockholder Agent.

7.6      FIRPTA Certificate.  The Company shall, on or prior to the Closing Date, provide Parent with a duly executed statement described in Section 1.1445-2(c)(3)(i) of the Treasury Regulations, in form and substance reasonably satisfactory to Parent, certifying that the interests in the Company are not U.S. real property interests.

7.7      Reasonable Best Efforts; Regulatory Compliance.

(a)        Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time.

(b)        In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and (ii) the Company shall use its reasonable best efforts to, ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated by this Agreement, and Parent shall reasonably cooperate in connection therewith.

(c)        Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement, and (ii) to the extent practicable, keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, to the extent practicable, each of the parties hereto shall have the right to review in advance and will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement.

7.8      Notification of Certain Matters; Schedules.  The Company shall give notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, or (b) any actions, suits, investigations or proceedings commenced or, to such party’s knowledge, threatened against such party or any of the Subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement.

7.9      Director and Officer Liability and Indemnification.

(a)        Prior to the Closing, the Company shall obtain up to a six (6) year prepaid “tail policy” for its directors and officers (the “Tail Policy”) with coverage amounts, terms and conditions substantially similar to those of the Company’s directors and officers policy in effect as of the date hereof. Parent shall cause the Surviving Corporation to maintain such Tail Policy and not take any action to amend, modify or terminate the Tail Policy during such six (6) year period.

(b)        For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation, to indemnify each Person who is or was a director or officer of the Company and its Subsidiaries as of the date hereof against any Losses such Person may incur based upon acts, errors or omissions existing or occurring prior to the Closing to the fullest extent of the Law.

(c)        The rights and remedies of the beneficiaries of this Section 7.9 shall be cumulative (and not in the alternative).

7.10    Resignation of Directors.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to cause the directors of the Company and the Subsidiaries in office immediately prior to the Effective Time to resign as directors of the Company and/or the Subsidiaries effective as of the Effective Time.

7.11    Company Transaction Expenses.

(a)        With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses will be paid in full (the “Payoff Instructions”).

(b)        On and after the Closing Date, the Stockholder Representative, the Surviving Corporation and Parent shall reasonably cooperate to resolve issues with respect to any Company Transaction Expenses. In addition, the parties hereto agree to cooperate in documenting, and preparing the documentation in respect of, the Company Transaction Expenses.

7.12    Interested Party Transactions.  Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Contract listed on Schedule 7.12.

7.13    Closing Balance Sheet.  No later than five (5) days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent an estimated unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Closing Date (the “Closing Balance Sheet”), using the reasonable estimates of management where necessary, and otherwise on the basis of preparation specified in Section 4.7.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1      Conditions Precedent to Obligations of Each Party to Consummate the Merger.  The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived to the extent permitted by applicable Law, in writing, by agreement of all the parties hereto:

(a)        Company Requisite Vote.  The Company Requisite Vote shall continue to be in full force and effect.

(b)        Governmental Approval.  All waiting periods applicable to the consummation of the Merger under the Antitrust Laws set forth on Schedule 8.1(b) shall have expired or been terminated, and Parent, Merger Sub and the Company shall have obtained the (i) approvals, waivers and consents from the Governmental Authorities set forth on Schedule 8.1(b) and (ii) all other material approvals, waivers and consents to the consummation of the Merger required by applicable Law from any Governmental Authority.

(c)        Litigation; Restraints on Merger and Conduct of Business.  No Order, ruling or other legal restraint or prohibition issued by any Governmental Authority shall be in effect that enjoins, restrains, conditions, stays, prohibits the Merger or the consummation of the other transactions contemplated hereby, nor shall there be pending any Legal Proceeding brought by any Governmental Authority seeking any of the foregoing.

8.2      Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived to the extent permitted by applicable Law, in writing, by the Company:

(a)        Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Article V of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a particular date, in which case the representations and warranties shall be true and correct in all material respects as of such particular date).

(b)        Performance.  Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing.

(c)        Certificate of Parent and Merger Sub.  The Company shall have received a certificate executed on behalf of Parent and Merger Sub to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d)        Escrow Agreement.  Parent and the Stockholders Representative shall have executed and delivered an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit I.

8.3      Additional Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective

Time of each of the following conditions, any of which may be waived to the extent permitted by applicable Law, in writing, by Parent and Merger Sub:

(a)        Representations and Warranties.  The representations and warranties of the Company (i) contained in Section 4.9(a) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (ii) contained in each other section of Article IV of this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a particular date, in which case the representations and warranties shall be true and correct in all respects as of such particular date), except where the failure of such representations or warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Performance.  The Company and the Stockholder Representative shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement or any other Transaction Document to be so performed or complied with by them at or before the Closing.

(c)        Certificate of Company.  Parent shall have received a certificate executed on behalf of the Company to the matters set forth in Section 8.3 (a) and Section 8.3(b).

(d)        Escrow Agreement.  The Stockholder Representative shall have executed and delivered the Escrow Agreement.

(e)        Employee Matters.

    (i)      Senior Management Employees.  Each of the Persons listed on Schedule 8.3(e)(i) shall have (A) accepted (and not, prior to Closing, rejected) an offer of employment with the Surviving Corporation, Parent or its Subsidiaries made in accordance with Section 7.4(a) and (B) executed and delivered to Parent the applicable offer letters and restrictive covenant agreements described in Section 7.4(a).

    (ii)     Other Employees.  At least seventy percent (70%) of the current full-time employees of the Company and its Subsidiaries (measured using the number of full-time employees of the Company and its Subsidiaries as of the date of this Agreement; provided that, to the extent Parent fails to comply with its obligations pursuant to Section 7.4(a) with respect to any such employee, then such employee shall be disregarded for purposes of the foregoing calculations) shall have either (A) with respect to employees located in the United Kingdom, continued to be employed by the Company and its Subsidiaries through the time immediately prior to the Closing and (B) with respect to other employees, (1) accepted (and not rejected) offers of employment with the Surviving Corporation, Parent or its Subsidiaries made in accordance with Section 7.4(a) and (2) executed and delivered to Parent applicable offer letters and restrictive covenant agreements described in Section 7.4(a).

Nothing contained in this Section 8.3(e) (whether express or implied) shall be construed to create any third-party beneficiary rights in any present or former employee, director, service provider,

independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

(f)        Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred and be continuing.

(g)        Merger Consideration Certificate.  The Merger Consideration Certificate shall have been mutually agreed upon by the Company, the Stockholder Representative and Parent, or the calculations contained therein shall have been determined by the Neutral Firm.

(h)        Founder Non-Competition and Non-Solicitation Agreement.  Each of the Persons identified on Schedule 8.3(h) shall have executed and delivered a non-competition and non-solicitation agreement in the form attached hereto as Exhibit J.

ARTICLE IX

TERMINATION

9.1      Termination.  At any time prior to the Effective Time this Agreement may be terminated:

(a)        by either the Company or Parent, by written notice to the other party, if the Closing shall not have occurred on or before August 12, 2008 (the “Walk-Away Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(b)        by mutual agreement in writing, duly authorized by the board of directors or managers, as applicable, of Parent and the Company;

(c)        by Parent, by written notice to the Company, if (i) the Company shall breach any representation, warranty, obligation or agreement hereunder, which breach would give rise to a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and such breach cannot be cured by the Company by the Walk-Away Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent of such breach, or (ii) any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

(d)        by the Company, by written notice to Parent, if (i) Parent shall breach any representation, warranty, obligation or agreement hereunder, which breach would give rise to a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and such breach cannot be cured by the Parent by the Walk-Away Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company of such breach, or (ii) any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

9.2      Procedure Upon Termination.  In the event of termination by Parent or the Company, or both, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties setting forth a reasonably detailed description of the basis on which such party is terminating this Agreement, and this Agreement shall terminate without further action by Parent or the Company.

9.3      Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, the Company or their respective officers, directors, managers, stockholders or Affiliates; provided, however, that the obligations of the parties set forth in this Article IX, Section 7.3 hereof, Article XI hereof and the Non-Disclosure Agreement shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 9.3 shall relieve Parent or the Company of any liability for a breach of this Agreement prior to the effective date of termination.

9.4      Expenses.  Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay all filing fees payable to any Governmental Authority pursuant to any Antitrust Laws. For the avoidance of doubt, the fees and expenses of the Stockholder Representative in his capacity as such will not be paid by the Surviving Corporation.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS; INDEMNIFICATION

10.1    General Survival.  The representations and warranties of the Company contained in this Agreement shall survive the Merger and continue until the date that is eighteen (18) months from the Effective Time (the “Expiration Date”); provided, however, that if any Indemnification Claims (as defined below) have been asserted in accordance with this Article X and the Escrow Agreement prior to the Expiration Date, such claims shall continue in effect until final resolution of such claims. Notwithstanding the foregoing, any covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time until fully performed or observed in accordance with their terms.

10.2    Indemnification.

(a)      Indemnity.  Subject to the limitations and qualifications set forth in this Article X, from and after the Effective Time, Parent, Merger Sub and the Surviving Corporation and their respective Affiliates, officers, managers, directors, agents, representatives, employees, successors and permitted assigns (collectively the “Indemnitees”) shall be indemnified and held harmless by each holder of Company Capital Stock who does not perfect its appraisal rights pursuant to applicable Law, each dissenting stockholder who withdraws or otherwise terminates its appraisal rights, if any, pursuant to the applicable Law and each Vested Optionholder (collectively, “Escrowed Holders”), from and to the extent of such Escrowed Holder’s Proportionate Interest (as defined below) in the Escrow Fund, from and against and in respect of all Losses incurred by Parent, Merger Sub, the Surviving Corporation or any other Indemnitee arising out of or resulting from:

    (i)        the failure of any representation or warranty of the Company in this Agreement to be true and correct in all respects as of the date hereof or as of the Closing Date, except that any such representations and warranties that relate to a particular date shall be true and correct only as of such date, or the failure of any representation or warranty of the Company in any certificate delivered by the Company pursuant to this Agreement to be true and correct in all respects, in each case (except for purposes of Section 4.7(b), Section 4.9(a), Section 4.13(k) and the defined term “Material Contracts”, such that the term “Material Contract” shall not be read as “Contract”) determined without regard to any materiality (including the words “material” or “Company Material Adverse Effect”) qualifiers or limitations contained therein;

    (ii)     any breach or failure by the Company or the Stockholder Representative to perform any of the covenants or agreements of the Company or the Stockholder Representative contained in this Agreement;

    (iii)    any claim or allegation that any share of Company Capital Stock or any Company Stock Option entitles the holder or purported holder thereof to anything other than the amount in cash (if any) that such Person is entitled to receive hereunder pursuant Article III, as set forth in the Merger Consideration Certificate, if any, or otherwise based on any error in the Merger Consideration Certificate;

    (iv)    any Dissenting Shares, including the amount equal to the excess, if any, of (A) any amounts that Parent, Merger Sub, the Company or the Surviving Corporation is required by a court of competent jurisdiction to pay, or pays in settlement, in respect of any Dissenting Shares over (B) the amount of the Merger Consideration into which such Dissenting Shares would have been converted in the Merger had such shares not been Dissenting Shares;

    (v)     any Company Transaction Expenses that are not identified in the Payoff Instructions, but only to the extent Parent or the Surviving Corporation or any of their Subsidiaries has incurred and paid any actual Loss therefrom; and

    (vi)    (A) any Taxes of the Company or any Subsidiary with respect to any Pre-Closing Tax Period (including any Taxes of the Company or any Subsidiary arising by reason of being a member of a consolidated, combined, affiliated or unitary group for federal, state or foreign income Tax purposes prior to the Closing Date) and with respect to any Straddle Period, for the portion thereof ending on the Closing Date; and (B) any payments required to be made pursuant to any Contract to which the Company or any of its Subsidiaries was obligated, or was a party, on or prior to the Closing Date, the principal purpose of which is to cause the Company or its Subsidiaries to pay the Tax liability of any Person other than the Company or any of its Subsidiaries; provided, however, that the Escrowed Holders shall not be liable to indemnify for Taxes or payments to the extent that such Tax liability or payments are attributable to (1) any action taken after the Closing on the Closing Date, except for Taxes incurred in the Ordinary Course of Business on the Closing Date, (2) any election and any Section 9100 Relief pursuant to Section 7.5(b) of this Agreement, and (3) Payroll Taxes. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (x) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (y) in the case of Taxes not described in (x) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(b)        Escrow Fund.

    (i)      Notwithstanding anything to the contrary in Article III, at the Effective Time and subject to and in accordance with the provisions of this Section 10.2(b) and the Escrow Agreement, Parent, on behalf of each Escrowed Holder, shall deposit $63,750,000 of the Merger Consideration (as increased from time to time by the amount of any interest, dividends, earnings and other income on such amount, the “Escrow Amount”) with JPMorgan Chase Bank, National Association, as escrow agent (the “Escrow Agent”), which amount shall be deemed to reduce the Merger Consideration payable under Article III at the Effective Time and shall serve as a fund against which an Indemnitee may assert claims of indemnification pursuant to Section 10.2(a) (an “Indemnification Claim”). The Escrow Amount held by the Escrow Agent shall constitute the “Escrow Fund” and will be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Amount and interest and other earnings payable thereon, shall be held and distributed in accordance with this Agreement and the Escrow Agreement.

    (ii)     Each Escrowed Holder’s proportionate interest in the Escrow Fund shall be based on such holder’s proportionate interest in the aggregate Merger Consideration received by the Escrowed Holders pursuant to Article III (the “Proportionate Interest”), and each Escrowed Holder’s Proportionate Interest shall be set forth in the Merger Consideration Certificate.

    (iii)    Promptly following the Expiration Date, the Escrow Agent shall deliver any remaining amounts in the Escrow Fund, less, subject to the terms and conditions of the Escrow Agreement, (A) any amounts necessary to satisfy Parent’s tax obligations with respect to all interest and other income earned from the investment of amounts in the Escrow Fund, (B) any amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved Indemnification Claim(s) delivered to the Escrow Agent prior to the

Expiration Date if such claim(s) were resolved in full in favor of the Indemnitees, (C) any unpaid expenses of the Stockholder Representative that are eligible for reimbursement under the terms of the Escrow Agreement, (D) any fees due to the Company’s financial advisors under the terms of the Escrow Agreement and (E) any applicable withholding Tax relating to such remaining amount (it being understood and agreed that amounts described in the foregoing clauses (A) and (B) shall be reserved before any amounts are set aside or delivered in respect of the foregoing clauses (C), (D) and (E)), as provided in the Escrow Agreement. Amounts not distributed pursuant to the foregoing in respect of pending and unsatisfied or unresolved Indemnification Claims shall remain in the Escrow Fund until the related claims have been finally resolved. Promptly following the time that all such pending and unsatisfied or unresolved claims have been resolved, the Escrow Agent shall deliver the remaining portion of such undistributed amount, if any, not used to satisfy such claims and less any applicable withholding Taxes as provided in the Escrow Agreement.

    (iv)    The parties agree that all interest, dividends, earnings and other income from investment of the Escrow Amount shall be retained in the Escrow Fund and disbursed in accordance with this Agreement and the Escrow Agreement as part of the Escrow Amount, except as set forth in the last sentence of this Section 10.2(b)(iv). Such income shall be reported, for tax reporting purposes, as having been earned by Parent in the taxable year or years in which such income is properly includible and Parent shall pay any Taxes attributable thereto. Upon the request of Parent, the Escrow Agent shall disburse such income to Parent in amounts necessary to pay such Taxes, as provided in Section 9(c) of the Escrow Agreement.

(c)         Limitations; Qualifications.

    (i)      Notwithstanding any other provision in this Agreement to the contrary, the Escrowed Holders shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i), other than indemnification with respect to Losses attributable to any breach of the representations and warranties in Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.8(b), Section 4.15(i) and Section 4.24, unless and until:

    (A)      for any individual item, or group of items arising out of the same event, the Loss relating thereto exceeds $100,000 (the “De Minimis Amount”); and

    (B)      the total amount of Losses resulting therefrom exceeds, in the aggregate, $4,000,000 (the “Deductible”), disregarding any individual claim that does not exceed the De Minimis Amount and then only to the extent that such Losses exceed the Deductible.

    (ii)     In no event shall the Escrowed Holders’ aggregate liability under this Section 10.2 exceed an amount equal to the Escrow Amount, and in no event shall the aggregate liability of any Escrowed Holder for all Losses claimed by the Indemnitees against such Escrowed Holder under this Section 10.2 exceed such Escrowed Holder’s Proportionate Interest in the Escrow Fund.

    (iii)    The Escrowed Holders shall not be liable to, or required to indemnify the Indemnitees for any Losses that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, or exemplary, in the nature of lost profits, or any diminution in value of property or equity. The Indemnitees shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses.

    (iv)     The Indemnitees shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Indemnitees have already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement or such Losses were deducted from the Merger Consideration.

    (v)      The amount of any Losses subject to indemnification under this Section 10.2 shall be calculated net of any insurance proceeds or other amounts under indemnification agreements actually received by the Indemnitees on account of such Loss. To the extent any insurance policy of the Company survives the Closing, Parent shall not, and shall cause the Surviving Corporation not to, terminate or adversely amend or modify such insurance policy for the remaining term contemplated by such policy (unless a longer term is otherwise required by this Agreement). To the extent any Losses are covered by the insurance policies of the Surviving Corporation or any indemnification agreement to which the Surviving Corporation is a party, the Indemnitees shall use their commercially reasonable efforts to seek recovery for such Losses under such insurance policies or indemnification agreements following notice by the Stockholder Representative that such Losses may be recoverable thereunder.

(d)        Tax Treatment of Indemnity Payments.  For tax purposes, the parties agree to treat all payments made under this Article X as adjustments to the Merger Consideration.

10.3    Stockholder Representative.

(a)        For purposes of this Agreement, the Escrowed Holders, without any further action on the part of any such Escrowed Holder, shall be deemed to have consented to the appointment of Michael Birch as the Stockholder Representative of such Escrowed Holders, as the attorney-in-fact for and on behalf of each such Escrowed Holder, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including the exercise of the power to (i) execute this Agreement and the Escrow Agreement, (ii) agree to execute any amendments to this Agreement and the Escrow Agreement, (iii) authorize delivery to Parent and the Surviving Corporation of the Escrow Amount, or any portion thereof, in satisfaction of Indemnification Claims, (iv) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to any Indemnification Claims, (v) resolve any Indemnification Claims and (vi) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement; provided, however, that the Stockholder Representative shall not take any action where (A) any single Escrowed Holder would be held solely liable for a Loss (without such Escrowed Holder’s prior written consent) or (B) such action materially and adversely affects the substantive rights or obligations of an Escrowed Holder, or group of Escrowed Holders, without a similar proportionate effect upon the substantive rights or obligations of all Escrowed Holders, unless each such disproportionately affected Escrowed Holder consents in writing prior thereto.

(b)        The Escrowed Holders will be bound by the actions taken by the Stockholder Representative exercising the rights granted to him by this Agreement and the Escrow Agreement. Parent and the Surviving Corporation shall be entitled to rely on any such action or decision of the Stockholder Representative (without any obligation to inquire into the authority of the Stockholder Representative). The Stockholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to Escrowed Holders, Parent, Merger Sub, the Company or Surviving Corporation for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative shall not be entitled to any fee, commission or other compensation hereunder or from Parent or the Surviving Corporation for the performance of his services hereunder.

(c)        If the Stockholder Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, the Escrowed Holders entitled to a majority in interest of the Escrow Amount shall appoint a new Stockholder Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Stockholder Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

(d)        The Escrowed Holders shall be severally, but not jointly, liable to indemnify the Stockholder Representative for, and shall hold the Stockholder Representative harmless against, any loss, liability, cost or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out his duties under this Agreement and the Escrow Agreement, including costs and expenses of successfully defending the Stockholder Representative against any claim of liability with respect thereto. The Stockholder Representative may consult with counsel of his own choice and will have full and complete authorization and protection for any action taken and suffered by him in good faith or in accordance with the opinion of such counsel. If the Stockholder Representative complies with any Order, he shall not be liable to any Escrowed Holder by reason of such compliance even though such Order may be subsequently reviewed, modified, annulled, set aside or vacated. The indemnification under this Section 10.3(d) shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be the responsibility of the Escrowed Holders, and Parent and the Surviving Corporation shall have no liability therefore.

(e)        Subject to any attorney-client or similar legal privileges, the Stockholder Representative shall have reasonable access, subject to reasonable confidentiality restrictions, to information relating to any Indemnification Claim or any other information reasonably necessary to the Stockholder Representative’s duties under this Agreement that is in the possession or control of Parent or the Surviving Corporation. Parent shall make available the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing the Stockholder Representative’s duties under this Agreement and/or the Escrow Agreement, including for the purpose of evaluating any Indemnification Claim; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or any of its Affiliates to any Person (except as required by law or on a need-to-know basis to Persons who agree to treat such information confidentially).

(f)        Parent, Merger Sub, the Company and the Surviving Corporation acknowledge that the Stockholder Representative may have a conflict of interest with respect to his duties as Stockholder Representative, and in such regard the Stockholder Representative has informed Parent, Merger Sub, the Company and the Surviving Corporation that he will act in the best interests of the Escrowed Holders.

10.4    Third Party Claims.

(a)        If any Indemnitee becomes aware of a third party claim that Parent or such Indemnitee believes, in good faith, may result in an Indemnification Claim other than a Tax Claim which shall be exclusively governed by Section 7.5(d) (a “Third Party Claim”), such Indemnitee shall notify the Stockholder Representative of such Third Party Claim promptly after receiving notice thereof, describing the claim in reasonable detail, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided, however, that providing a written complaint from a third party and any corresponding documentation shall be deemed to describe the claim in reasonable detail. Failure to notify the Stockholder Representative of an Indemnification Claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnitee’s right to indemnification hereunder for Losses in connection with such Third Party Claim, but the amount of reimbursement to which the Indemnitee is entitled shall be reduced by the amount, if any, by which the Escrowed Stockholders are prejudiced by such delay.

(b)        In connection with a Third Party Claim, Parent shall keep the Stockholder Representative, at the expense of the Escrowed Holders, reasonably informed and the Stockholder Representative shall be permitted to reasonably consult with Parent in any defense of such claim, it being understood that Parent shall have the sole right to control such defense (including the right to settle any such claim in accordance with this Section 10.4); provided, however, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, however, that the Indemnitees shall be entitled to withhold information from the Stockholder Representative if its provision to the Stockholder Representative would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Stockholder Representative in a manner which would not result in such a waiver.

(c)        Except for Third Party Claims involving or seeking any (i) non-monetary remedy or monetary damages in excess of the amount then remaining in the Escrow Fund; (ii) equitable relief or (iii) potential criminal liability, an Indemnitee shall in good faith seek (but not be required to obtain) the written consent of the Stockholder Representative prior to entering into a settlement in respect of such Third Party Claim, and the Stockholder Representative shall not unreasonably withhold, condition or delay such consent considering the facts and circumstances (including any exigencies) existing at such time. If an Indemnitee enters into any settlement of any Third Party Claim without the Stockholder Representative’s consent, and either (A) (1) such consent was not sought in a case described in the first sentence of this Section 10.4(c) or (2) consent was reasonably withheld, delayed or conditioned considering the facts and circumstances (including any exigencies) existing at such time, then the Stockholder Representative shall be entitled to contest the amount of such settlement and the Indemnitee’s claim for indemnification hereunder, or (B) such consent was unreasonably withheld, delayed or conditioned considering the facts and circumstances (including any exigencies) existing at such time, then the Losses incurred by the Indemnitee in connection with such settlement shall be indemnifiable hereunder and neither the Stockholder Representative nor any Person who has a beneficial interest in the Escrow Fund shall have any power or authority to object under any provision of this Agreement or the Escrow Agreement to the disbursement of the amounts of such Losses to such Indemnitee from the Escrow Fund, and the Stockholder Representative will take such actions as are required to facilitate such disbursement.

10.5    Exclusive Remedy.  Notwithstanding any other provision of this Agreement to the contrary, payments from the Escrow Fund (to be made subject to the terms and limitations of this Article X, Section 7.5 and the Escrow Agreement) shall be the sole and exclusive remedy of the Indemnitees from and after the Effective Time for any Losses, any Indemnification Claims or any other claim arising under this Agreement including claims of breach of any representation, warranty or covenant in this Agreement and the Parent shall not pursue or seek to pursue any other remedy; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any fraud with the respect to this Agreement or any other Transaction Documents.

ARTICLE XI

MISCELLANEOUS

11.1    Specific Performance.  Subject to the limitations set forth in Article X, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision of this Agreement applicable to such party, and that in such event, in addition to any other remedy to which the other parties are entitled at law or in equity, (a) the other parties shall be entitled (in addition to any other remedy that may be available) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach, and (b) neither such other parties shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

11.2    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)        Except as set forth in the Escrow Agreement, each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the state or federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby in any court other than such courts and (iv) waives (and shall not make) any claim that jurisdiction in such court is not convenient to such party. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 11.5 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 11.2 shall affect or eliminate any right to serve process in any other matter permitted by Law.

(B)        THE COMPANY AND PARENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE. THE COMPANY AND PARENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.3    Entire Agreement; Amendments and Waivers.  This Agreement, the Consent Agreement, the Escrow Agreement (including the schedules and exhibits hereto and thereto and the Non-Disclosure Agreement) and the ancillary letter agreements delivered in connection herewith (a) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, (b) supersede all prior understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (c) can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or the Escrow Agreement, as applicable, signed by Parent, the Company and the Stockholder Representative. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4    Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without reference to such state’s principles of conflicts-of-law.

11.5    Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (d) when sent by electronic mail, with a copy thereof to be delivered or sent as provided above, in each case at the following addresses, email addresses and facsimile numbers (or to such other address, email address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Bebo, Inc. 795 Folsom Street, 6th Floor San Francisco, California 94107 Attention: General Counsel Facsimile: (415) 243-4801 Email address: josh@bebo.com

With a copy to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065
Attention: Facsimile:	Richard S. Millard Kyle C. Krpata (650) 802-3100
Email address: richard.millard@weil.com Email address: kyle.krpata@weil.com

If to Parent, Merger Sub or the Surviving Corporation, to:

AOL LLC 22000 AOL Way Dulles, Virginia 20166 Attention: Deputy General Counsel Facsimile: (703) 466-9093

With a copies to each of:

AOL LLC

22000 AOL Way

Dulles, Virginia 20166

Attention: Executive Vice President and Chief Financial Officer

Facsimile: (703) 265-4250

and

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: Facsimile:	Peter S. Malloy (650) 251-5002
Email address: pmalloy@stblaw.com

If to the Stockholder Representative, to:

Michael Birch

With a copy to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065
Attention:	Richard S. Millard Kyle C. Krpata
Facsimile:	(650) 802-3100
Email address: richard.millard@weil.com Email address: kyle.krpata@weil.com

11.6    Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.7    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement (including pursuant to Section 8.3(e) and Section

7.4 hereof), except for Section 6.6 (Birthday Alarm Patent), Section 7.9 (Director and Officer Liability and Indemnification) and Article X, each of which is for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons. Except as otherwise contemplated herein, no assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, Parent, Merger Sub, the Surviving Corporation or the Stockholder Representative without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Parent and Merger Sub may assign this Agreement or all or any of their rights or obligations hereunder to one or more of their Affiliates without the consent of any other party; provided that no such assignment shall relieve Parent of its obligations hereunder.

11.8    Counterparts.  This Agreement may be executed and delivered in multiple counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.9    No Personal Liability.  Except as expressly provided otherwise in the Transaction Documents (including Article X of this Agreement), this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or direct or indirect stockholder of any party hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

AOL LLC

By:	Nuha Kumar
Name:
Title:

MERGER SUB:

BUCKINGHAM ACQUISITION CORP.

By:	Nuha Kumar
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

THE COMPANY:

BEBO, INC.

By:	/s/ Michael Birch
	Name:	Michael Birch
	Title:	Chief Executive Officer

Solely with respect to Sections 3.1, 3.2, 3.3, 3.4, 7.3, 7.11, Article X and Article XI of this Agreement:

STOCKHOLDER REPRESENTATIVE:

By:	/s/ Michael Birch
	Name:	Michael Birch

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Written Consent

Please see tab 11

Exhibit B

Form of Consent Agreement

Please see tab 3

Exhibit C

Form of Certificate of Merger

Please see tab 106

Exhibit D

Form of Certificate of Incorporation of the Surviving Corporation

EXHIBIT D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BEBO, INC.

FIRST.           The name of the corporation is Buckingham Acquisition Corp. (the “Corporation”).

SECOND.      The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD.          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.      1.      Common Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $0.01 per share (the “Common Stock”). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

    2.      Voting Rights.  The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. There shall be no cumulative voting.

    3.      Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors, subject to any provision of this Certificate of Incorporation, as it may be amended from time to time.

    4.      Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

FIFTH.           To the fullest extent permitted by the DGCL as the same now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

SIXTH.          1.      Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification fights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article Sixth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    2.      Right to Advancement of Expenses.  The right to indemnification conferred in Section 1 of this Article Sixth shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further fight to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. Such undertaking shall be an unlimited, unsecured general obligation of the Indemnitee, and shall be accepted without reference to such Indemnitee’s ability to make repayment. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article Sixth shall be contract fights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article Sixth shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

    3.      Right of Indemnitees to Bring Suit.  If a claim under Section 1 or 2 of this Article Sixth is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be

2

twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Sixth or otherwise shall be on the Corporation. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that an Indemnitee acted in such a manner as to make him or her ineligible for indemnification.

    4.      Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation as amended from time to time, the Corporation’s bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. However, no person shall be entitled to indemnification by the Corporation by virtue of the fact that such person is actually indemnified by another entity, including an insurer.

    5.      Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    6.      Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Sixth with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

3

SEVENTH.    The stockholders or the Board of Directors, acting by majority vote, is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH.       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

[remainder of page intentionally left blank]

4

Exhibit E

Form of Bylaws of the Surviving Corporation

EXHIBIT E

AMENDED AND RESTATED

BYLAWS

OF

BEBO, INC.

(hereinafter, the “Corporation”)

ARTICLE I

OFFICES

Section 1. Registered Office.  The registered office of the Corporation in the State of Delaware, as set forth in the Certificate of Incorporation, shall be established and maintained at Corporation Service Company, 2711 Centerville Road, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address shall be Corporation Service Company.

Section 2. Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1. Place of Meetings.  Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings.  The Annual Meeting of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect a Board of Directors by a plurality vote, and transact such other business as may properly be brought before the meeting.

Section 3. Special Meetings.  Special Meetings of Stockholders, for any purpose or purposes, may be called by the President, Secretary or Treasurer, and shall be called by any such officer at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

Section 4. Notice of Meetings.  Written notice of an Annual Meeting or Special Meeting stating the place, date, and hour of the meeting and in the case of a Special Meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 5. Quorum.  Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

Section 6. Voting.  Any questions brought before any meeting of stockholders shall be decided by a majority vote of the number of shares entitled to vote, present in person or represented by proxy. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three (3) years from its date, unless such proxy provides for a longer period.

Section 7. Action by Consent.  Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors.  The number of directors that shall constitute the Board of Directors shall be not less than one (1) nor more than fifteen (15). The initial directors shall be determined by resolution of the sole incorporator of the Corporation or the Board of Directors, as the case may be. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Section 2. Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the stockholders, a majority vote of all directors, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

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Section 3. Committees.  The Board of Directors may designate one or more committees, which committees shall, to the extent provided in the resolution of the Board of Directors establishing such a committee, have all authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the General Corporation Law of the State of Delaware.

Section 4. Duties and Powers.  The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 5. Participation in Meetings by Conference Telephone.  Any member of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 6. Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the president or any one director with one day’s notice to each director, either personally or by mail, telephone or facsimile transmission.

Section 7. Quorum; Board Action.  Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the entire Board of Directors shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Actions of Board.  Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

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Section 9. Compensation.  The Corporation shall reimburse the reasonable expenses incurred by members of the Board of Directors in connection with attendance at meetings of the Board of Directors and of any committee on which such member serves; provided, that the foregoing shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

Section 10. Removal.  Unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

NOTICES

Section 1. Notices.  Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telephone, electronic mail or facsimile transmission.

Section 2. Waivers of Notice.  Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 3. Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VII

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the majority vote of the entire Board of Directors.

Entire Board of Directors.  As used in this Article VII and in these Bylaws generally, the term “entire Board of Directors” means the total number of the directors which the Corporation would have if there were no vacancies.

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Exhibit F

Merger Consideration Certificate

Please see tab 105

Exhibit G

Form of Paying Agent Agreement

Please see tab 45

Exhibit H

Form of Stock Letter of Transmittal

Please see tab 46

Exhibit I

Form of Escrow Agreement

Please see tab 103

Exhibit J

Form of Founder Non-Competition and Non-Solicitation Agreement

Please see tabs 114 and 115